                                                                EXHIBIT(a)(1)(A)

                           OFFER TO PURCHASE FOR CASH
                                 (THE "OFFER")
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                 (THE "SHARES")
           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS
                                (THE "RIGHTS"))
                                       OF

                             COMSHARE, INCORPORATED
                         ("COMSHARE" OR THE "COMPANY")
                                       AT
                              $4.60 NET PER SHARE
                                       BY

                          CONDUCTOR ACQUISITION CORP.
                               (THE "PURCHASER"),
                     AN INDIRECT WHOLLY OWNED SUBSIDIARY OF

                       GEAC COMPUTER CORPORATION LIMITED
                                    ("GEAC")

     THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, ON JULY 30, 2003, UNLESS THE OFFER IS EXTENDED (THE "EXPIRATION DATE").

     THE OFFER IS BEING MADE IN CONNECTION WITH THE AGREEMENT AND PLAN OF MERGER, DATED AS OF JUNE 22, 2003 (THE "MERGER AGREEMENT"), AMONG GEAC, THE PURCHASER AND THE COMPANY. THE OFFER IS BEING MADE FOR ALL OUTSTANDING SHARES AND IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION DATE OF THE OFFER THAT NUMBER OF SHARES THAT, TOGETHER WITH ANY OTHER SHARES THEN OWNED BY GEAC, PURCHASER OR ANY AFFILIATE OF GEAC OR PURCHASER ON THE DATE SUCH SHARES ARE PURCHASED, CONSTITUTES AT LEAST A MAJORITY OF THE TOTAL OUTSTANDING SHARES OF THE COMPANY, CALCULATED ON A FULLY DILUTED BASIS. THE OFFER IS ALSO SUBJECT TO THE OTHER CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE. SEE SECTION 15.

                             ---------------------

     THE BOARD OF DIRECTORS OF THE COMPANY (THE "COMPANY BOARD") HAS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING, WITHOUT LIMITATION, THE OFFER, THE MERGER (AS DEFINED HEREIN) AND THE PURCHASE OF THE SHARES AND ASSOCIATED RIGHTS CONTEMPLATED BY THE OFFER (COLLECTIVELY, THE "TRANSACTIONS"), ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S SHAREHOLDERS; HAS UNANIMOUSLY APPROVED AND ADOPTED THE MERGER AGREEMENT AND THE TRANSACTIONS, INCLUDING THE OFFER AND MERGER, IN ACCORDANCE WITH THE REQUIREMENTS OF MICHIGAN LAW; AND HAS AGREED TO RECOMMEND THAT THE COMPANY'S SHAREHOLDERS ACCEPT THE OFFER, AND APPROVE AND ADOPT THE MERGER AGREEMENT AND THE MERGER.

                                   IMPORTANT

     If you wish to tender all or any portion of your Shares, you should either
(1) (a) complete and sign the accompanying Letter of Transmittal according to the instructions in the Letter of Transmittal and mail or deliver it, together with any required signature guarantees and any other required documents, to EquiServe Trust Company, N.A., the Depositary for the Shares and the Offer (the "Depositary"), and mail or deliver the certificates representing the Shares to the Depositary together with any other documents required by the Letter of Transmittal or (b) tender the Shares according to the procedure for book-entry transfer described in Section 3 of this Offer, or (2) request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. If your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that person if you desire to tender your Shares. If you desire to tender your Shares and (1) your certificates are not immediately available or cannot be delivered to the Depositary, (2) you cannot comply with the procedure for book-entry transfer, or
(3) your other required documents cannot be delivered to the Depositary by the expiration of the Offer, you must tender your Shares according to the guaranteed delivery procedure described in Section 3 of this Offer to Purchase.

     Questions and requests for assistance may be directed to Georgeson Shareholder Securities Corporation, the dealer manager for the Offer (the "Dealer Manager") or Georgeson Shareholder Communications Inc., the information agent for the Offer (the "Information Agent"), at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and the Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 may be directed to the Information Agent. A holder of Shares whose shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact the broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

     Pursuant to Rule 14d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, we have filed with the Securities and Exchange Commission (the "SEC") a Tender Offer Statement on Schedule TO (the "Schedule TO"), which contains additional information with respect to the Offer. Our Schedule TO, including exhibits and any amendments, may be examined and copies of it may be obtained at the places and in the manner set forth in
Section 18 entitled "Miscellaneous."

     Neither the SEC nor any state securities commission has (a) approved or disapproved of this transaction; (b) passed upon the merits or fairness of this transaction; or (c) passed upon the accuracy or adequacy of the disclosure in this Offer to Purchase. Any representation to the contrary is a criminal offense.

                        The Depositary for the Offer is:

                         EQUISERVE TRUST COMPANY, N.A.

     By First Class Mail:           By Certified or Express                By Hand:
                                           Delivery:
    EquiServe Trust Company         EquiServe Trust Company         EquiServe Trust Company
    Attn: Corporate Actions         Attn: Corporate Actions      c/o Securities and Transfer &
     Post Office Box 43014             150 Royall Street           Reporting Services, Inc.
   Providence, RI 02940-3014           Canton, MA 02021          100 Williams Street Galleria
                                                                      New York, NY 10038

                    The Information Agent for the Offer is:

                          (GEORGESON SHAREHOLDER LOGO)

                   GEORGESON SHAREHOLDER COMMUNICATIONS INC.
                         17 State Street -- 10th Floor
                               New York, NY 10004

                           Toll Free: (800) 286-9178
                       Banks and Brokers: (212) 440-9800

                      The Dealer Manager for the Offer is:

                  GEORGESON SHAREHOLDER SECURITIES CORPORATION
                         17 State Street -- 10th Floor
                               New York, NY 10004

                           Toll Free: (800) 445-1790
                       Banks and Brokers: (212) 440-9800

                               TABLE OF CONTENTS

SUMMARY TERM SHEET...............................................      5
INTRODUCTION.....................................................      9
THE OFFER........................................................     12
 1.  Terms of the Offer; Expiration Date.........................     12
 2.  Acceptance for Payment and Payment..........................     14
 3.  Procedures for Accepting the Offer and Tendering Shares.....     16
 4.  Withdrawal Rights...........................................     19
 5.  Certain Federal Income Tax Consequences.....................     20
 6.  Price Range of the Shares...................................     21
 7.  Effect of the Offer on the Market for the Shares; Nasdaq
     Listing; Exchange Act Registration..........................     21
 8.  Information Concerning the Company..........................     22
 9.  Information Concerning Purchaser and Geac...................     23
10.  Background of the Offer; Contacts with the Company..........     24
11.  Purpose of the Offer; Plans for the Company.................     26
12.  Description of Merger Agreement, Voting and Tender
     Agreements and Confidentiality Agreements...................     27
13.  Source and Amount of Funds..................................     38
14.  Dividends and Distributions.................................     38
15.  Certain Conditions of the Offer.............................     38
16.  Legal Matters; Required Regulatory Approvals................     40
17.  Fees and Expenses...........................................     41
18.  Miscellaneous...............................................     42
SCHEDULE I DIRECTORS AND EXECUTIVE OFFICERS OF GEAC..............    I-1
SCHEDULE II DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER........   II-1
SCHEDULE III SHARES OR OTHER EQUITY SECURITIES OF THE COMPANY
  BENEFICIALLY OWNED BY PURCHASER AND GEAC.......................  III-1

                               SUMMARY TERM SHEET

     This summary term sheet is a brief description of the Offer being made by Geac Computer Corporation Limited ("Geac") through Conductor Acquisition Corp. ("Purchaser"), an indirect wholly owned subsidiary of Geac, to purchase all of the outstanding shares of common stock, par value $1.00 per share (the "Shares"), of Comshare, Incorporated ("Comshare" or the "Company"), including the associated Series A Preferred Stock Purchase Rights (the "Rights") attached thereto issued pursuant to the Rights Agreement, dated September 16, 1996, between the Company and Computershare Investor Services LLC, as successor to KeyBank National Association, Key Corp Shareholder Services, Inc. and Harris Trust and Savings Bank's corporate trust business (the "Rights Agreement"), at a price of $4.60 net per share in cash. The following are answers to some of the questions you, as a shareholder of Comshare, may have about the Offer. We urge you to read this Offer to Purchase and the accompanying Letter of Transmittal in their entirety because the information in this summary term sheet is not complete, and additional important information is contained in the remainder of this Offer to Purchase and in the Letter of Transmittal.

Q.  WHO IS OFFERING TO BUY MY SECURITIES?

     The Purchaser is Conductor Acquisition Corp. We are a Michigan corporation formed for the purpose of making this tender offer. We are an indirect wholly owned subsidiary of Geac, a corporation governed by the Canada Business Corporations Act. The tender offer is the first step in Geac's plan to acquire all of the outstanding Shares. See "Introduction" and Section 9.

Q. WHAT IS CONDUCTOR ACQUISITION CORP. SEEKING TO PURCHASE, AT WHAT PRICE, AND WILL I HAVE TO PAY ANY BROKERAGE OR SIMILAR FEES TO TENDER?

     We are offering to purchase all of the outstanding Shares, including the associated Rights. We are offering to pay $4.60 per Share, net to you, in cash and without interest. If you are the record owner of your Shares and you tender your Shares to us in the Offer, you will not have to pay any brokerage or similar fees. If you own your Shares through a broker or other nominee, your broker or nominee may charge you a fee to tender your Shares on your behalf. You should consult your broker or nominee to determine whether any charges will apply. You should also consult your tax advisor regarding the particular tax consequences to you of tendering your Shares. See "Introduction" and Sections 1 and 5.

Q.  WHAT ARE THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS?

     The associated preferred stock purchase Rights were issued to all shareholders of the Company in connection with the Company's adoption in 1996 of an anti-takeover device of the type commonly known as a "rights plan" or a "poison pill," but currently are not represented by separate certificates. Instead, these Rights are represented by the certificates of your Shares. Unless Rights are separately distributed to shareholders (which we do not expect to occur), a tender of your Shares will automatically include a tender of the associated Rights. We will not pay any additional consideration for the tender of any Right.

Q.  DO YOU HAVE THE FINANCIAL RESOURCES TO PAY FOR MY SECURITIES?

     Yes. Geac, the Purchaser's parent company, will provide us with sufficient funds to purchase all Shares tendered in the Offer and any Shares to be acquired in the Merger that is expected to follow the successful completion of the Offer. The Offer is not subject to any financing condition. See Section 13.

Q. IS YOUR FINANCIAL CONDITION OR THAT OF GEAC RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

     We do not think our financial condition or that of Geac is relevant to your decision whether to tender Shares and accept the Offer because:

     - the Offer is being made for all outstanding Shares solely for cash;

     - our obligation to purchase your Shares in the Offer is not subject to any financing condition; and

     - if we complete the Offer, we will acquire all remaining Shares for the same cash price in the Merger.

     See "Introduction" and Sections 1, 11 and 12.

Q.  HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

     You will have until at least 12:00 midnight, Eastern time, on July 30, 2003, to tender your Shares in the Offer. Under certain circumstances, we may extend the Offer. If the Offer is extended, we will issue a press release announcing the extension on the first business morning following the date the Offer was scheduled to expire. See Section 1.

Q.  WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

     The most significant conditions to the Offer are the following:

     - that prior to the expiration date of the Offer, Comshare shareholders have validly tendered in accordance with the terms of the Offer, and not withdrawn, that number of Shares that, together with any other Shares then owned by Geac, Purchaser or any affiliate of Geac or Purchaser on the date such Shares are purchased, represents at least a majority of the total outstanding Shares of the Company, calculated on a fully diluted basis; and

     - that the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and any laws, rules or regulations analogous to the HSR Act existing in foreign jurisdictions, have expired or been terminated.

     The Offer is also subject to a number of other customary conditions. For a complete list of the conditions to the Offer, see section 15.

Q.  HOW DO I TENDER MY SHARES?

     To tender your Shares before the Offer expires:

     - if you hold physical certificates (meaning you hold certificates issued in your name), you must deliver your certificate(s) for the Shares you wish to tender and a properly completed and duly executed Letter of Transmittal to the Depositary at the address appearing on the back cover of this document;

     - if your broker holds your Shares in "street name," you must inform your broker of your decision to tender your Shares so that the Depositary receives a confirmation of receipt of your Shares by book-entry transfer and a Letter of Transmittal; or

     - you or your broker must comply with the guaranteed delivery procedure.

     In any case, the Depositary must receive all required documents prior to 12:00 midnight, Eastern time, on Wednesday, July 30, 2003, or, if the Offer is extended, the date and time to which the Offer is extended.

     If you have any questions, you should contact the Information Agent or your broker for assistance. See Section 3.

Q.  IF I ACCEPT THE OFFER, WHEN WILL I BE PAID?

     Provided the conditions to the Offer are satisfied and we complete the Offer and accept any Shares for payment, you will receive a payment equal to the number of Shares you tendered multiplied by $4.60, subject to any required withholding for taxes, as promptly as practicable following the expiration of the Offer. See Section 2.

Q.  CAN I WITHDRAW SHARES ONCE I HAVE TENDERED THEM?

     You may withdraw some or all of your tendered Shares by delivering written notice to the Depositary at any time prior to the expiration of the Offer. Further, if we have not agreed to accept your Shares for payment by August 30, 2003, you may withdraw them at any time after that date. Once Shares are accepted for payment, they cannot be withdrawn. Your right to withdraw will not apply to any Subsequent Offering Period, if one is provided. See Section 4.

Q.  HAVE ANY SHAREHOLDERS AGREED TO TENDER THEIR SHARES?

     Yes. Dennis G. Ganster, Codec Systems Limited and Anthony Stafford, who together own approximately 15% of the outstanding Shares as of June 22, 2003, have each agreed to support the transaction and tender their respective Shares pursuant to our Offer. See Section 12.

Q.  WHAT IS THE "TOP-UP OPTION" AND HOW CAN IT BE EXERCISED?

     We have received an option, which we call the "Top-Up Option," from the Company which will allow us to purchase additional Shares of the Company at $4.60 per Share to enable us to own 90% of the outstanding Shares. The Top-Up Option will be exercisable by us in the event more than 80% but less than 90% of the outstanding Shares are tendered in the Offer. If we exercise the Top-Up Option, we will be able to complete the Merger without a shareholder vote. See
Section 12.

Q.  WHAT DOES THE BOARD OF DIRECTORS OF COMSHARE THINK OF THIS OFFER?

     The Comshare board of directors (the "Company Board") has unanimously determined that the Merger Agreement and the Transactions are fair to and in the best interests of the Company's shareholders; has unanimously approved and adopted the Merger Agreement and the Transactions, including the Offer and Merger, in accordance with the requirements of Michigan law; and has agreed to recommend that the Company's shareholders accept the Offer, and approve and adopt the Merger Agreement and the Merger. See "Introduction."

Q.  WHAT WILL HAPPEN TO COMSHARE?

     If the Offer is consummated, and Purchaser thereby acquires at least 90% of the then outstanding Shares, Purchaser will immediately, without any further action by the shareholders of the Company, be merged with and into Comshare, with Comshare surviving as an indirect wholly owned subsidiary of Geac. If, after the consummation of the Offer, the Purchaser holds less than 90% of the then outstanding Shares, then the Company will schedule a meeting of its shareholders to approve the Merger. At that meeting, the Purchaser will hold a majority of the outstanding Shares of the Company, and will vote those Shares in favor of the Merger. After adoption and approval by the shareholders of the Merger Agreement and the Merger, the Purchaser will immediately be merged with and into the Company, with the Company surviving as an indirect, wholly owned subsidiary of Geac. See "Introduction" and Section 11.

Q. IF I DO NOT TENDER BUT THE TENDER OFFER IS SUCCESSFUL, WHAT WILL HAPPEN TO MY SHARES?

     If the Merger takes place, shareholders who do not tender in the Offer will receive in the Merger the same amount of cash per Share that they would have received had they tendered their Shares in the Offer. Therefore, if the Merger takes place, the only difference to you between tendering your Shares and not tendering your Shares is that you will be paid earlier if you tender your Shares. However, in the event, which we consider unlikely, that the Offer is completed and the Merger does not take place (for example, because one or more conditions in the Merger Agreement cannot be satisfied), the number of shareholders and the number of Shares of Comshare that are still held by persons other than Geac, Purchaser or their affiliates may be so small that there may no longer be an active public trading market (or, possibly, any public trading market) for the Shares. Also, the Shares may no longer be eligible to be traded on the Nasdaq National Market or any other securities exchange, and Comshare may, if otherwise permitted to do so, cease making filings with the SEC or otherwise cease being required to comply with the SEC's rules relating to publicly held companies. See Sections 7 and 12.

Q.  ARE APPRAISAL RIGHTS AVAILABLE IN EITHER THE OFFER OR THE MERGER?

     No. Appraisal rights are not available in the Offer, and if the Offer is consummated, appraisal rights will not be available in the Merger. See Section 12.

Q.  WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER AND THE MERGER?

     The receipt of cash by you in exchange for your Shares pursuant to the Offer or the Merger is a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. In general, you will recognize capital gain or loss equal to the difference between your adjusted tax basis in the Shares you tender and the amount of cash you receive for those Shares. You should consult your tax advisor about the particular tax consequences to you of tendering your Shares. See
Section 5 for a further discussion of U.S. federal income tax consequences of tendering Shares.

Q.  WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

     On June 20, 2003, the last Nasdaq National Market trading day before Geac and Comshare announced that they had signed the Merger Agreement, the last sale price of Comshare stock reported on the Nasdaq National Market was $3.64 per share. The average sale price of Comshare's common stock during the twenty trading days preceding the signing of the Merger Agreement, based on the last sale price on each trading day as reported on the Nasdaq National Market, was $3.52 per share. On June 30, 2003, the last sale price of Comshare stock on the Nasdaq National Market was $4.55 per share. We advise you to obtain a recent quotation for Comshare stock before deciding whether or not to tender your Shares. See Section 6.

Q.  WHOM MAY I CALL WITH QUESTIONS?

     Questions or requests for assistance may be directed to the Information Agent or to the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. You may also choose to contact your own tax, financial and legal advisors to discuss the advisability of accepting or declining the Offer. See the back cover of this Offer to Purchase.

                                  INTRODUCTION

     Conductor Acquisition Corp., a Michigan corporation ("Purchaser") and an indirect wholly owned subsidiary of Geac Computer Corporation Limited, a Canadian corporation ("Geac"), is offering to purchase all of the issued and outstanding shares of common stock, par value $1.00 per share (the "Shares"), of Comshare, Incorporated, a Michigan corporation ("Comshare" or the "Company"), together with the Series A Preferred Stock Purchase Rights (the "Rights") attached thereto issued pursuant to the Rights Agreement, dated September 16, 1996, between the Company and Computershare Investor Services LLC, as successor to KeyBank National Association, Key Corp Shareholder Services, Inc. and Harris Trust and Savings Bank's corporate trust business (the "Rights Agreement"), at a purchase price of $4.60 per Share, net to the seller in cash, or any higher price paid for each Share in the Offer, without interest thereon (the "Offer Price"), on the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended or supplemented from time to time, collectively constitute the "Offer"). All references to Rights include all benefits that may inure to holders of the Rights under the Rights Agreement and, unless the context otherwise requires, all references in this Offer to Purchase to Shares shall include the Rights.

     Shareholders whose Shares are registered in their own names and who tender their Shares directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the sale of Shares in the Offer. However, shareholders that do not complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal, will be subject to a required backup U.S. federal income tax withholding (at the rate of 30%). Shareholders who hold their Shares through a bank or broker should check with such institution as to whether it will charge any service fees. We will pay all fees and expenses of the Depositary, the Information Agent and the Dealer Manager incurred in connection with the Offer. See Section 5 for a further discussion of U.S. federal income tax consequences of tendering Shares.

     We are making the Offer pursuant to the Agreement and Plan of Merger, dated as of June 22, 2003 (the "Merger Agreement"), among Geac, Purchaser and the Company. Following the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will merge with and into the Company (the "Merger"), and the Company will be the surviving corporation in the Merger. Pursuant to the Merger, each then remaining Share outstanding (other than Shares held by (i) the Company or any of its subsidiaries and (ii) Geac, Purchaser or any of Geac's direct or indirect wholly owned subsidiaries, all of which will be cancelled) will be converted into the right to receive the Offer Price, or any higher price per Share paid in the Offer, without interest.

     Concurrently with the execution of the Merger Agreement, Geac and Purchaser entered into a Voting and Tender Agreement, each dated as of June 22, 2003 (the "Voting and Tender Agreements"), with Dennis G. Ganster and with Codec Systems Limited and Anthony Stafford. As of June 22, 2003, Dennis G. Ganster, Codec Systems Limited and Anthony Stafford together have voting and dispositive control over 1,572,752 Shares, representing approximately 15% of the outstanding Shares. Pursuant to the Voting and Tender Agreements, Dennis G. Ganster, Codec Systems Limited and Anthony Stafford have each agreed, among other things, to tender all their Shares pursuant to the Offer and to vote their Shares in favor of the Merger.

     Geac and the Company entered into a confidentiality agreement, dated as of April 24, 2003 (the "Company Confidentiality Agreement"), pursuant to which Geac agreed to keep confidential certain information provided by the Company. Geac and the Company also entered into a confidentiality agreement, effective as of May 1, 2003 (the "Geac Confidentiality Agreement" and together with the Company Confidential Agreement, the "Confidentiality Agreements") pursuant to which the Company agreed to keep confidential certain information provided by Geac.

     The Merger Agreement, Voting and Tender Agreements and Confidentiality Agreements are more fully described in Section 12.

     THE COMPANY BOARD HAS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S SHAREHOLDERS; HAS UNANIMOUSLY APPROVED AND ADOPTED THE MERGER AGREEMENT AND THE TRANSACTIONS, INCLUDING THE OFFER AND MERGER, IN ACCORDANCE WITH THE REQUIREMENTS OF MICHIGAN LAW; AND HAS AGREED TO RECOMMEND THAT THE COMPANY'S SHAREHOLDERS ACCEPT THE OFFER, AND APPROVE AND ADOPT THE MERGER AGREEMENT AND THE MERGER.

     Bryant Park Capital, Inc. ("Bryant Park Capital"), the Company's financial advisor, has delivered to the Company Board its written opinion dated June 22, 2003, the date of the Merger Agreement, to the effect that, as of the date of the opinion and based upon and subject to certain matters stated in such opinion, the $4.60 net per Share cash consideration to be received in the Offer and the Merger, taken together, by holders of Shares (other than Geac and its affiliates) was fair, from a financial point of view, to such holders.

     A copy of the opinion of Bryant Park Capital is attached to the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which has been filed with the SEC and will be mailed with this document. HOLDERS OF SHARES ARE ENCOURAGED TO READ THE OPINION CAREFULLY AND IN ITS ENTIRETY FOR A DESCRIPTION OF THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS OF THE REVIEW UNDERTAKEN BY BRYANT PARK CAPITAL IN CONNECTION WITH SUCH OPINION.

     The Offer is conditioned upon, among other things, there being validly tendered and not properly withdrawn prior to the expiration date (as defined in Section 1 below) that number of Shares which, together with any other Shares then owned by Geac, Purchaser or any affiliate of Geac or Purchaser on the date such Shares are purchased, constitutes at least a majority of the total outstanding shares of Comshare, calculated on a fully diluted basis after giving effect to the exercise, conversion or termination of all options, warrants, rights and securities exercisable or convertible into Shares, on the date of purchase (the "Minimum Condition"). The Offer also is subject to certain other conditions. See Section 15.

     Pursuant to the Merger Agreement, the Company granted to Purchaser an irrevocable option (the "Top-Up Option") to purchase, at a purchase price per Share issued pursuant to the Top-Up Option equal to the Offer Price, up to that number of Shares equal to the lowest number of Shares that, when added to the number of Shares owned by the Purchaser at the time of such exercise, will constitute one share more than 90% of the Shares then outstanding on a fully diluted basis (assuming the issuance of the Shares pursuant to the Top-Up Option and the exercise of all outstanding exercisable options to purchase Shares with an exercise price less than the Offer Price). See Section 12.

     The Company has informed us that, as of June 30, 2003, there were (a) 10,827,583 Shares issued and outstanding, and (b) 1,352,163 Shares reserved for issuance upon the exercise of outstanding stock options. As a result, as of such date, the number of Shares that must be validly tendered and not properly withdrawn prior to the Expiration Date in order to satisfy the Minimum Condition is 6,089,874. Certain other conditions to the consummation of the Offer are described in Section 15. Subject to the terms of the Merger Agreement, we expressly reserve the right to waive any one or more of the conditions to the Offer. Pursuant to the Merger Agreement, we have agreed not to waive the Minimum Condition without the consent of the Company. See Sections 12 and 15.

     The Merger Agreement provides that, effective upon the acceptance for payment by us pursuant to the Offer of a number of Shares that satisfies the Minimum Condition, we will be entitled to designate such number of directors, rounded up to the nearest whole number, on the Company Board as is equal to the product of the total number of directors on the Company Board (giving effect to the directors to be elected as described in this sentence) multiplied by the percentage that the number of Shares beneficially owned by us (including Shares so accepted for payment) or any of our affiliates bears to the total number of Shares then outstanding. The Company has agreed to take all action necessary to cause our designees to be elected or appointed to the Company Board, including increasing the number of directors on the Company Board. See Section 12.

     The completion of the Merger is subject to the satisfaction or waiver of a number of conditions, including, if required, the approval of the Merger by the requisite vote or consent of the shareholders. In order to approve the Merger, the Company's Articles of Incorporation require the affirmative vote of holders of a majority of the total voting power of all outstanding Shares. As a result, if the Minimum Condition and the other conditions to the Offer are satisfied and the Offer is consummated, we will own a sufficient number of Shares to ensure that the Merger will be approved. Under Michigan law, if after consummation of the Offer we own at least 90% of the Shares then outstanding, we will be able to cause the Merger to occur without a vote of the Company's shareholders. See Section 12. If we acquire less than this number of Shares, a vote of the Company's shareholders or action by written consent will be required under Michigan law to approve the Merger, the Company will be required in connection therewith to circulate a proxy statement or information statement conforming to the requirements of applicable regulations of the SEC and, consequently, a significantly longer period of time will be required to effect the Merger than if no vote were required.

     Certain U.S. federal income tax consequences of the sale of Shares in the Offer and the Merger are described in Section 5.

     THE OFFER IS CONDITIONED UPON THE FULFILLMENT OF THE CONDITIONS DESCRIBED IN SECTION 15 BELOW. THE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, ON WEDNESDAY, JULY 30, 2003, UNLESS WE EXTEND IT.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH YOU SHOULD READ CAREFULLY BEFORE YOU MAKE ANY DECISION WITH RESPECT TO THE OFFER.

                                   THE OFFER

1.  TERMS OF THE OFFER; EXPIRATION DATE

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will purchase all Shares validly tendered and not properly withdrawn in accordance with the procedures set forth in Section 4 of this Offer to Purchase on or prior to the Expiration Date. The term "Expiration Date" means 12:00 midnight, Eastern time, on July 30, 2003, unless and until we, in accordance with the terms of the Offer, extend the period of time for which the Offer is open, in which event the term "Expiration Date" means the time and date at which the Offer, as so extended, will expire.

     We expressly reserve the right to waive the Minimum Condition or any of the other conditions to the Offer and to make any change in the terms or conditions of the Offer. However, in the Merger Agreement, we have agreed that, without the prior written consent of the Company, we will not make any changes that would
(a) waive the Minimum Condition, (b) change the form of consideration payable in the Offer, (c) decrease the price per Share or the number of Shares sought in the Offer, (d) impose conditions to the Offer in addition to those set forth in the Merger Agreement or that would otherwise be adverse to the holders of the Shares or (e) waive the condition that by the Determination Time (as defined in the Merger Agreement) any applicable waiting period under the HSR Act or any laws, rules or regulations analogous to the HSR Act existing in foreign jurisdictions has expired or been terminated.

     Subject to the applicable regulations of the SEC and the terms of the Merger Agreement, we also reserve the right to extend the Offer beyond the initial expiration date in the following events: (a) from time to time, but not later than October 1, 2003, if, at the initial expiration date, one or more of the conditions to the Offer (other than the Minimum Condition) shall not have been satisfied or waived, until such conditions are satisfied or waived, (b) for any period required by any rule, regulation, interpretation or position of the SEC or as otherwise required by applicable law or (c) if all conditions to the Offer are satisfied or waived but the number of Shares validly tendered and not withdrawn is less than ninety percent of the then outstanding number of Shares. We acknowledge (a) that Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires us to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer and (b) that we may not delay purchase of, or payment for (except as is required in order to comply with applicable laws), any Shares upon the occurrence of any event specified in Section 15 without extending the period of time during which the Offer is open.

     The rights we reserve in the preceding paragraphs are in addition to our rights pursuant to Section 15 of this Offer to Purchase. Any extension, delay, termination or amendment of the Offer or waiver of conditions of the Offer will be followed as promptly as practicable by a public announcement. An announcement, in the case of an extension, will be made no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which we may choose to make any public announcement, subject to applicable law (including Rules 14d-4(d) and 14d-6(c) promulgated under the Exchange Act, which require that material changes be promptly disseminated to holders of Shares), we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

     If we extend the Offer, are delayed in our payment for Shares (after our acceptance of Shares for payment) or are unable to pay for Shares for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf and such Shares may not be withdrawn, except to the extent that tendering shareholders are entitled to withdrawal rights as described in Section 4 of this Offer to Purchase. Our ability to delay the payment for Shares that we have accepted for payment is limited, however, by Rule 14e-1(c) promulgated under the Exchange Act, which requires that we pay the consideration offered or return the Shares deposited by or on behalf of shareholders promptly after the termination or withdrawal of the Offer, unless we include a Subsequent Offering Period under Rule 14d-11 promulgated under the Exchange Act and pay for Shares tendered during the Subsequent Offering Period in accordance with that rule and the terms of the Merger Agreement.

     If we make a material change in the terms of the Offer, or if we waive a material condition to the Offer, we will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 promulgated under the Exchange Act. The minimum period during which a tender offer must remain open following material changes in the terms of the Offer, other than a change in price or a change in percentage of securities sought, depends upon the facts and circumstances, including the materiality of the changes. In the SEC's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to shareholders, and, if material changes are made with respect to information that approaches in significance the terms of the Offer relating to price and the percentage of securities sought, a minimum of ten business days may be required to allow for adequate dissemination and investor response. With respect to a change of price, a minimum ten business day period from the date of the change is generally required to allow for adequate dissemination to shareholders. Accordingly, if, prior to the Expiration Date (and to the extent we are permitted to do so under the Merger Agreement), we decrease the number of Shares being sought, or increase or decrease the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from the date that notice of the increase or decrease is first published, sent or given to holders of Shares, we will extend the Offer at least until the expiration of that period of ten business days. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern time.

     The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition. Consummation of the Offer is also conditioned upon expiration or termination of all waiting periods imposed by the HSR Act and any laws, rules or regulations analogous to the HSR Act existing in foreign jurisdictions, and the other conditions set forth in Section 15. We reserve the right (but are not obligated), in accordance with applicable rules and regulations of the SEC and with the Merger Agreement, to waive any or all of those conditions. If, by the Expiration Date, any or all of those conditions have not been satisfied, we may, without the consent of the Company, elect to (a) waive all of the unsatisfied conditions (other than the Minimum Condition and the condition relating to the HSR Act) and, subject to complying with applicable rules and regulations of the SEC, accept for payment all Shares so tendered; or (b) subject to the terms of the Merger Agreement, terminate the Offer and not accept for payment any Shares and return all tendered Shares to tendering shareholders. In the event that we waive any condition set forth in Section 15, the SEC may, if the waiver is deemed to constitute a material change to the information previously provided to the shareholders, require that the Offer remain open for an additional period of time and/or that we disseminate information concerning such waiver.

     The Merger Agreement also gives us the right to extend the initial Expiration Date, without the consent of the Company, in the following events:
(i) from time to time, but in no event to a date later than October 1, 2003, if, at the initial Expiration Date (or extended Expiration Date of the Offer, if applicable), one or more of the conditions to the Offer (other than the Minimum Condition) shall not have been satisfied or waived, until such conditions are satisfied or waived; (ii) for any period required by any SEC rule, regulation, interpretation or position applicable to the Offer or any period required by applicable United States law, or (iii) if all of the conditions to the Offer are satisfied or waived but the number of Shares validly tendered and not withdrawn is less than ninety percent (90%) of the outstanding number of Shares, for a subsequent offering period (a "Subsequent Offering Period") consistent with Rule 14d-11 of the Exchange Act; provided that the Expiration Date of the Offer may not extend beyond 12:00 midnight, Eastern time, on October 1, 2003; and provided further, that, in the case of any such Subsequent Offering Period, we (x) accept and pay for Shares validly tendered and not withdrawn, as soon as reasonably practical prior to the date of such extension, (y) otherwise meet the requirements of Rule 14d-11 under the Exchange Act in connection with such Subsequent Offering Period and (z) waive any condition to the consummation of the Merger other than the requirement that there be no statute, rule or regulation by any governmental entity or an injunction by a court of competent jurisdiction which prevents the consummation of the Merger. In addition, we have agreed that, if requested by the Company, we will (a) extend the Offer if, at the Expiration Date, no conditions to the Offer (other than the conditions relating to suits, actions or proceedings or applicable statutes, rules, regulations or injunctions) then excuse performance by us, for up to 20 business days after such previously scheduled Expiration Date, or (b) provide a Subsequent Offering Period if there are validly tendered Shares then owned by Geac representing at least eighty percent (80%), but not more than ninety percent (90%), of the Shares outstanding. Upon the satisfaction or waiver of all the conditions to the Offer and subject to the terms of the Merger Agreement, we will accept for payment, purchase and pay for, in accordance with the terms of the Offer, all Shares validly tendered and not withdrawn pursuant to the Offer as soon as reasonably practicable after the expiration of the Offer.

     In order to provide a Subsequent Offering Period, we must satisfy the following conditions:

     - the Offer was open for a minimum of 20 business days and has expired;

     - we accept and promptly pay for all Shares tendered during the initial Offer period;

     - we announce the results of the Offer, including the approximate number and percentage of Shares tendered, no later than 9:00 a.m., Eastern time, on the next business day after the Expiration Date and immediately begin the Subsequent Offering Period;

     - we immediately accept and promptly pay for Shares as they are tendered during the Subsequent Offering Period; and

     - we pay the same form and amount of consideration for all Shares tendered during the Subsequent Offering Period.

     A Subsequent Offering Period, if one is provided, is not an extension of the Offer. A Subsequent Offering Period would be an additional period of time, following the expiration of the Offer, in which shareholders may tender Shares not tendered during the Offer.

     Pursuant to Rule 14d-7 promulgated under the Exchange Act, no withdrawal rights will apply to Shares tendered in a Subsequent Offering Period and no withdrawal rights apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. The same consideration, the Offer Price, will be paid to shareholders tendering Shares in the Offer or in a Subsequent Offering Period, if one is provided.

     The Company has provided us with its shareholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. We will mail this Offer to Purchase, the related Letter of Transmittal and other relevant materials to record holders of Shares and we will furnish the materials to brokers, dealers, banks and similar persons whose names, or the names of whose nominees, appear on the shareholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for forwarding to beneficial owners of Shares.

2.  ACCEPTANCE FOR PAYMENT AND PAYMENT

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of the Offer as so extended or amended), we will purchase, by accepting for payment, and will pay for all Shares validly tendered and not properly withdrawn prior to the Expiration Date (as permitted by Section 4) promptly after the later to occur of
(i) the Expiration Date and (ii) subject to compliance with the applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, the satisfaction or waiver of the conditions to the Offer set forth in Section 15. In addition, subject to applicable rules of the SEC, we reserve the right to delay acceptance for payment of, or payment for, Shares pending receipt of any regulatory or governmental approvals specified in Section 16.

     For information with respect to regulatory approvals that we are required to obtain prior to the completion of the Offer, see Section 16.

     In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a timely Book-Entry Confirmation (as defined below in Section 3) with respect thereto), (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined below), and (iii) any other documents required by the Letter of Transmittal.

     The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility (as defined below in Section 3) to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against the participant.

     For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to us and not properly withdrawn, if and when we give written notice to the Depositary of our acceptance for payment of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to tendering shareholders. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering shareholders, our obligation to make such payment shall be satisfied, and tendering shareholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer.

     UNDER NO CIRCUMSTANCES WILL WE PAY INTEREST ON THE OFFER PRICE FOR SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     If we are delayed in our acceptance for payment of, or payment for, Shares or are unable to accept for payment, or pay for, Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Depositary may, nevertheless, on our behalf, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 4.

     If any tendered Shares are not accepted for payment pursuant to the Offer for any reason, or if certificates are submitted representing more Shares than are tendered, certificates representing Shares not tendered or not accepted for purchase will be returned to the tendering shareholder, or such other person as the tendering shareholder shall specify in the Letter of Transmittal, as promptly as practicable following the expiration, termination or withdrawal of the Offer. In the case of Shares delivered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to such account maintained at the Book-Entry Transfer Facility as the tendering shareholder shall specify in the Letter of Transmittal, as promptly as practicable following the expiration, termination or withdrawal of the Offer. If no such instructions are given with respect to Shares delivered by book-entry transfer, any such Shares not tendered or not purchased will be returned by crediting the account at the Book-Entry Transfer Facility designated in the Letter of Transmittal as the account from which such Shares were delivered.

     The Company will pay any transfer taxes payable on the transfer to it of Shares purchased pursuant to the Offer, provided, however, that if (a) payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) unpurchased Shares are to be registered in the name(s) of, any person(s) other than the registered owner(s), or (b) if any tendered certificate(s) are registered, or the Shares tendered are otherwise held, in the name(s) of any person(s) other than the registered owner, the amount of any transfer taxes (whether imposed on the registered owner(s) or such other person(s)) payable on account of such transactions will be deducted from the Purchase Price unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted with the Letter of Transmittal.

     IF, PRIOR TO THE EXPIRATION DATE, WE INCREASE THE PRICE OFFERED TO HOLDERS OF SHARES IN THE OFFER, WE WILL PAY THE INCREASED PRICE TO THE HOLDERS OF ALL SHARES THAT WE PURCHASE IN THE OFFER, WHETHER THE SHARES WERE TENDERED BEFORE OR AFTER THE INCREASE IN PRICE.

     We reserve the right to transfer or assign, in whole or from time to time in part, to Geac, or any of our affiliates, the right to purchase all or any portion of the Shares tendered in the Offer, but any such transfer or assignment will not relieve us of our obligations under the Offer or prejudice your rights to receive payment for

Shares validly tendered and accepted for payment in the Offer. However, we have no present intention to effect such transfer.

3.  PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES

  VALID TENDER OF SHARES

     Except as set forth below, for Shares to be validly tendered pursuant to the Offer, either (i) a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, or in the case of a book-entry transfer, an Agent's Message, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either certificates for tendered Shares must be received by the Depositary at one of such addresses or such Shares must be delivered pursuant to the procedures for book-entry transfer set forth below (and a Book-Entry Confirmation (as defined below) received by the Depositary), in each case prior to the Expiration Date, or (ii) the tendering shareholder must comply with the guaranteed delivery procedures set forth below.

     THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH A BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     If your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that person if you desire to tender your Shares.

  BOOK-ENTRY TRANSFER

     The Depositary will establish an account with respect to the Shares at The Depositary Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two (2) business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedure for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents must, in any case, be delivered to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation."

     REQUIRED DOCUMENTS MUST BE DELIVERED TO AND RECEIVED BY THE DEPOSITARY AT ONE OF ITS ADDRESSES SET FORTH ON THE BACK COVER PAGE OF THIS OFFER TO PURCHASE. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

  SIGNATURE GUARANTEES

     No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section, includes any participant in the Book-Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares tendered therewith) and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion

Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution" and, collectively, "Eligible Institutions"). In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 6 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, certificates for Shares not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered certificates for such Shares must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instruction 6 to the Letter of Transmittal.

  GUARANTEED DELIVERY

     If you want to tender your Shares pursuant to the Offer and your certificates are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, your tender may be effected if all the following conditions are met:

     - such tender is made by or through an Eligible Institution;

     - a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by us, is received by the Depositary, as provided below, prior to the Expiration Date; and

     - the certificates for (or a Book-Entry Confirmation with respect to) such Shares, together with a properly completed and duly executed Letter of Transmittal, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the Nasdaq Stock Market is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by mail to the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery distributed with this Offer to Purchase.

     Notwithstanding any other provision of the Offer, we will pay for Shares only after timely receipt by the Depositary of certificates for, or of Book-Entry Confirmation with respect to, the Shares, a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal.

     Accordingly, payment might not be made to all tendering shareholders at the same time, and will depend upon when the Depositary receives certificates or Book-Entry Confirmation that the Shares have been transferred into the Depositary's account at the Book-Entry Transfer Facility.

  BACKUP FEDERAL TAX WITHHOLDING

     If you are a U.S. person, the Depositary will withhold United States federal income taxes at a rate of 30% of the gross payment payable to you, unless you complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal, and provide the information and certification necessary to avoid backup withholding. Under the U.S. federal backup withholding tax rules, 30% of the gross proceeds payable to a U.S. person (such as a U.S. citizen or resident alien) under the tender offer generally must be withheld and remitted to the United States Treasury unless the U.S. person has provided the Depositary with a taxpayer identification number ("TIN," usually an employer identification number or a social security number) and certified under penalties of perjury that the TIN is correct and that the U.S. person is not otherwise subject to backup withholding. If, in making such a certification, you fail to furnish the correct TIN or make other false statements, you may be subject to certain penalties specified in the Internal Revenue Code of 1986, as amended (the "Code"). Certain shareholders are exempted from the backup withholding and reporting requirements rules. For additional discussion of U.S. federal income tax consequences to tendering Shareholders, see Section 5.

  FEDERAL INCOME TAX WITHHOLDING ON FOREIGN SHAREHOLDERS

     If you are a foreign shareholder or an agent for a foreign shareholder, the Depositary will withhold United States federal income taxes at a rate of 30% of the gross payment payable to you, unless the Depositary determines that an exemption from, or a reduced rate of, withholding tax is applicable because this income is exempt from U.S. taxation, because a tax treaty that applies to you provides for a different withholding rate, because you are exempt from U.S. withholding, or because such gross payment is effectively connected with the conduct of a trade or business by you within the United States. The Depositary must receive certain supporting documentation as follows:

     - If you are a fiscally-transparent intermediary for non-U.S. persons, before the payment you must deliver to the Depositary a properly completed and executed Form W-8IMY or other equivalent form;

     - If you are a non-U.S. person claiming an exemption from withholding on the grounds that the gross proceeds paid under the tender offer are effectively connected with the conduct of a trade or business by you within the U.S., before the payment you must deliver to the Depositary a properly completed and executed Form W-8ECI or other equivalent form;

     - If you are a non-U.S. person otherwise claiming an exemption from, or a reduced rate of, withholding, before the payment you must deliver to the Depositary a properly completed and executed Form W-8EXP, Form W-8BEN or other equivalent form; and

     - If you are a non-U.S. person who is the beneficial owner of the Shares, and you are not claiming exemption from, or a reduced rate of, withholding as described above, then before the payment you must deliver to the Depositary a properly completed and executed Form W-8BEN or other equivalent form.

     A foreign Shareholder may be eligible for a refund of all or a portion of any tax that is withheld if the Shareholder is entitled to the benefits of a reduced rate of withholding pursuant to a treaty but a higher rate has been withheld or if the Shareholder is otherwise able to establish that no tax or a reduced rate of tax is actually due.

     FOREIGN SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE APPLICATION OF U.S. FEDERAL INCOME TAX WITHHOLDING, INCLUDING ELIGIBILITY FOR A REDUCTION OF OR AN EXEMPTION FROM WITHHOLDING TAX.

  APPOINTMENT AS PROXY

     By executing the Letter of Transmittal, you irrevocably appoint our designees, and each of them, as your agents, attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of your rights with respect to the Shares that you tender and that we accept for payment and with respect to any and all other Shares and other securities or rights issued or issuable in respect of such Shares on or after the date of this Offer to Purchase. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. This appointment will be effective when we accept your Shares for payment in accordance with the terms of the Offer. Upon such acceptance for payment, all other powers of attorney and proxies given by you with respect to your Shares and such other securities or rights granted prior to such payment will be revoked, without further action, and no subsequent powers of attorney and proxies may be given by you (and, if given, will not be deemed effective). Our designees will, with respect to the Shares and such other securities and rights for which the appointment is effective, be empowered to exercise all your voting and other rights as they in their sole discretion may deem proper at any annual or special meeting of the Company's shareholders, or any adjournment or postponement thereof, or by consent in lieu of any such meeting. In order for Shares to be deemed validly tendered, immediately upon the acceptance for payment of such Shares, we or our designee must be able to exercise full voting, consent and other rights with respect to such Shares and other securities, including voting at any meeting of shareholders.

  DETERMINATION OF VALIDITY

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by us, in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any or all tenders of any Shares determined by us not to be in proper form or the acceptance for payment of which, or payment for which, may be unlawful. We also reserve the absolute right, in our sole discretion, to waive any of the conditions of the Offer or any defect or irregularity in the tender of any Shares of any particular Holder, whether or not similar defects or irregularities are waived in the case of other Holders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of Geac, Purchaser, or any of their respective affiliates or assigns, if any, the Depositary, the Information Agent, the Dealer Manager, or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

  LOST OR DESTROYED CERTIFICATES

     Holders of Shares whose certificates for part or all of their Shares have been lost, stolen, misplaced or destroyed should contact the transfer agent for Comshare common stock, Computershare Trust Company of New York, at (312) 360-5223. The shareholder will then be instructed by Computershare Trust Company of New York as to the steps that must be taken in order to replace such certificate. That certificate will then be required to be submitted together with the Letter of Transmittal in order to receive payment for Shares that are tendered and accepted for payment. A bond will be required to be posted by the Holder to secure against the risk that the certificates may be subsequently recirculated. Holders of Shares are urged to contact Computershare Trust Company of New York immediately in order to permit timely processing of this documentation. Certificates, together with a properly completed and duly executed Letter of Transmittal, including any signature guarantees, or an Agent's Message, and any other required documents must be delivered to the Depositary and not to us, the Dealer Manager or the Information Agent. ANY SUCH DOCUMENTS DELIVERED TO US, THE DEALER MANAGER OR THE INFORMATION AGENT WILL NOT BE FORWARDED TO THE DEPOSITARY AND, THEREFORE, WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

  BINDING AGREEMENT

     The tender of Shares pursuant to any one of the procedures described above will constitute the tendering shareholder's acceptance of the Offer, as well as the tendering shareholder's representation and warranty that the shareholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the Purchaser and you upon the terms and subject to the conditions of the Offer.

4.  WITHDRAWAL RIGHTS

     Except as otherwise provided in this Section 4, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by us pursuant to the Offer, may also be withdrawn at any time after August 30, 2003.

     For a withdrawal to be effective, a written notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares.

     If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution.

     If Shares have been delivered pursuant to the procedures for book-entry transfer as set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be tendered again following one of the procedures described in Section 3, any time prior to the Expiration Date.

     If we extend the Offer, are delayed in our acceptance of Shares for payment or are unable to accept Shares for payment for any reason, then, without prejudice to our rights under the Offer, the Depositary may, nevertheless, retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering Holders are entitled to withdraw them as described in this Section 4. Any such delay will be accompanied by an extension of the Offer to the extent required by law. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by us, in our sole discretion, which determination will be final and binding. None of Geac, Purchaser, or any of their respective affiliates or assigns, if any, the Depositary, the Information Agent, the Dealer Manager, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     No withdrawal rights will apply to Shares tendered during any Subsequent Offering Period and no withdrawal rights apply during any such Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment.

5.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following discussion applies to shareholders that are "U.S. persons" for federal income tax purposes. The discussion does not address aspects of U.S. taxation other than U.S. federal income taxation, nor does it address aspects of U.S. federal income taxation that may apply to shareholders that are subject to special rules under the Code, including, without limitation, rules that apply to persons who acquired Shares as a result of the exercise of employee stock options, tax-exempt organizations, financial institutions, broker-dealers, insurance companies, persons who hold their shares as part of a straddle, wash sale, hedging or conversion transaction, foreign persons, or pass-through entities. In addition, this discussion does not address state, local or foreign taxation.

     Your receipt of cash in exchange for Shares pursuant to the Offer or the Merger will be taxable for U.S. federal income tax purposes and may also be taxable under applicable state, local or foreign tax laws. Upon your receipt of cash, you will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash you receive and your adjusted tax basis in the Shares you sell or exchange pursuant to the Offer or Merger. Gain or loss must be determined separately for each block of Shares exchanged (for example, Shares acquired at the same cost in a single transaction). Such gain or loss will be capital gain or loss (if you hold your Shares as a capital asset) and any such capital gain or loss will be long term if, as of the date of the sale or exchange, you have held the Shares for more than one year.

     THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFER AND THE MERGER, INCLUDING FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES.

6.  PRICE RANGE OF THE SHARES

     The Shares are listed and traded on the Nasdaq National Market under the symbol "CSRE." The following table sets forth, for the periods indicated, the high and low closing sales prices for the Shares as reported on the Nasdaq National Market:

                                                              HIGH     LOW
                                                              -----   -----
Fiscal Year Ended June 30, 2003
  Fourth Quarter............................................  $4.70   $2.00
  Third Quarter.............................................   2.77    2.00
  Second Quarter............................................   2.30    1.51
  First Quarter.............................................   2.48    1.01
Fiscal Year Ended June 30, 2002
  Fourth Quarter............................................  $2.26   $2.20
  Third Quarter.............................................   2.66    2.30
  Second Quarter............................................   2.92    2.87
  First Quarter.............................................   2.95    2.85

     On June 20, 2003, the last full day of trading prior to the public announcement of the execution of the Merger Agreement by the Company, Geac and Purchaser, the closing price as reported by Nasdaq for the Shares was $3.64 per Share. On June 30, 2003, the closing price as reported by Nasdaq for the Shares was $4.55 per Share. SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE COMMON STOCK.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; NASDAQ LISTING; EXCHANGE ACT REGISTRATION

  EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES

     The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public. The purchase of Shares pursuant to the Offer also can be expected to reduce the number of holders of Shares. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

  NASDAQ LISTING

     Depending upon the number of Shares acquired pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on Nasdaq. According to Nasdaq's published guidelines, Nasdaq would consider delisting an issuer's shares if, among other things: (a) the number of the issuer's outstanding shares (with certain exclusions) falls below 750,000, (b) the market value of such shares publicly held falls below $5,000,000, (c) the issuer has shareholder equity of less than $10,000,000, (d) there are fewer than 400 holders of round lots of the issuer's shares, and (e) the minimum bid price falls below $1.00 per share. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of Nasdaq for continued listing and/or trading and such trading of the Shares were discontinued, the market for the Shares could be adversely affected.

     In the event that the Shares were no longer listed or traded on Nasdaq, it is possible that the Shares would trade in the over-the-counter market and that price quotations would be reported through Nasdaq or other sources. Such trading and the availability of such quotations would, however, depend upon the number of shareholders and/or the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act as described below and other factors.

  EXCHANGE ACT REGISTRATION

     The Shares are currently registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated upon application by the Company to the SEC if the Shares are not listed on a "national securities exchange" and there are fewer than 300 record holders of Shares. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its shareholders and the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirements of furnishing a proxy statement in connection with shareholder meetings pursuant to Section 14(a), no longer applicable to the Company. If the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions would no longer be applicable to the Company. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), may be impaired or eliminated. If, as a result of the purchase of Shares pursuant to the Offer or the proposed Merger, the Company is no longer required to maintain registration of the Shares under the Exchange Act, we intend to cause the Company to apply for termination of such registration.

     If registration of the Shares is not terminated prior to the Merger, then the Shares will be delisted from the Nasdaq Stock Market and the registration of the Shares under the Exchange Act will be terminated promptly following the consummation of the Merger.

8.  INFORMATION CONCERNING THE COMPANY

     The Company was incorporated in Michigan in 1966. In 1968, the Company completed its initial public offering. The principal executive offices of the Company are located at 555 Briarwood Circle, Ann Arbor, Michigan 48108, and its telephone number is (313) 994-4800.

     The Company and its subsidiaries develop, market and support management planning and control application software. Management planning and control is the process that encompasses planning, budgeting, forecasting, financial consolidation, management reporting and analysis. The Company's management planning and control applications are designed to help management effectively implement its strategy. The Company targets its products and services primarily for chief financial officers and the finance function across a broad range of industries, offering them software solutions that will help them add value to their organizations and increase their effectiveness and efficiency.

     Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase, including financial information, has been taken from or is based upon publicly available documents and records on file with the SEC. The summary information concerning the Company in this
Section 8 and elsewhere in this Offer to Purchase is derived from the Company's Annual Report on Form 10-K for its fiscal year ended June 30, 2002 and other publicly available information. The summary information set forth in this
Section 8 and elsewhere in this Offer to Purchase is qualified in its entirety by reference to such report (which may be obtained and inspected as described below) and should be considered in conjunction with the more comprehensive financial and other information in such report and other publicly available reports and documents filed by the Company with the SEC. Although Purchaser and Geac do not have any knowledge that would indicate that any statements contained herein based upon such reports are untrue, neither Purchaser, Geac, nor the Dealer Manager assumes any responsibility for the accuracy or completeness of the information contained in this Offer to Purchase with respect to the Company or any of its subsidiaries or affiliates or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information but which are unknown to Purchaser and Geac.

     The Company files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the SEC's regional offices located at 233 Broadway, New York, New York 10279 and 175 W. Jackson Boulevard, Suite 900, Chicago, Illinois 60604.

     Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. The Company's filings are also available to the public on the SEC's Internet site (http://www.sec.gov).

     Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

9.  INFORMATION CONCERNING GEAC AND PURCHASER

     Geac is a corporation governed by the Canada Business Corporations Act and was incorporated in 1971. Geac's common shares are listed on the Toronto Stock Exchange under the symbol GAC. The principal executive offices of Geac and Purchaser are located at 11 Allstate Parkway, Suite 300, Markham, Ontario L3R 9T8, Canada and the telephone number is (905) 475-0525. The names, business addresses, citizenship, present principal occupations and employment history of each of the directors and executive officers of Geac and Purchaser are set forth in Schedules I and II of this Offer to Purchase.

     Geac is a global provider of business-critical software applications and systems. Geac is organized around two business groups: its Enterprise Application systems group and its Industry Specific Applications group. The Enterprise Application Systems group serves global and medium-sized enterprises by providing software systems that form the backbone of their information technology infrastructures. The Enterprise Applications Systems group offers enterprise resource planning systems that consist of integrated business applications for accounting, financial administration and human resource functions, as well as for manufacturing, distribution and supply chain management. The Industry Specific Applications group provides industry-specific business applications that are used by customers in the restaurant, construction, property management, library and real estate industries, and by government and public safety agencies, to manage their businesses and operations.

     Geac is subject to the information and reporting requirements of Section 15(d) of the Exchange Act and is required to file periodic reports and other information with the SEC relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning Geac's business, principal physical properties, capital structure, material pending legal proceedings, operating results, financial condition and certain other matters is required to be disclosed in annual and quarterly reports filed with the SEC. You may inspect a copy of these reports and other information at the SEC's public reference facilities in the same manner as set forth with respect to the Company in Section 8.

     Purchaser was formed by Geac for the specific purpose of being a party to the Merger Agreement and making the Offer. Purchaser has not conducted any other business to date. On the date of the Offer, Purchaser is an indirect wholly owned subsidiary of Geac. Upon consummation of the Merger, Purchaser will merge with and into the Company and the Company will be an indirect wholly owned subsidiary of Geac.

     Except as set forth elsewhere in this Offer to Purchase and Schedule III hereto: (i) neither Purchaser, Geac nor, to the best of our knowledge, any of the persons listed in Schedules I and II hereto or any associate or majority-owned subsidiary of Purchaser or Geac or any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of the Company; (ii) neither Purchaser, Geac nor, to our knowledge, any of the persons or entities referred to in clause (i) above or any of their executive officers, directors or subsidiaries has effected any transaction in the Shares or any other equity securities of the Company during the past 60 days; (iii) neither Purchaser, Geac nor, to our knowledge, any of the persons listed in Schedules I and II hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, the transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations; (iv) during the two years prior to the date of this Offer to Purchase, there have been no transactions that would require reporting under the rules and regulations of the SEC between Purchaser, Geac or any of their respective subsidiaries or, to our knowledge, any of the persons listed in Schedules I and II hereto, on the one hand, and the Company or any of its executive officers, directors or affiliates, on the other hand; and (v) during the two years prior to the date of this Offer to Purchase, there have been no contracts, negotiations or transactions between Purchaser, Geac or any of their respective subsidiaries or, to the best of our knowledge, any of the persons listed in Schedules I and II hereto, on the one hand, and the Company or its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets of the Company.

10.  BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY

     In November 2002, the Company's executive management and Board of Directors met and discussed the possibility that the Company's prospects for improved shareholder value might be enhanced by exploring strategic alternatives. The Company's legal counsel reviewed for the Board the fiduciary duties of the Company's Board when considering strategic alternatives for the Company. On November 22, 2002, the Company engaged Bryant Park Capital, Inc. ("Bryant Park Capital") to act as the Company's exclusive financial advisor in connection with evaluating the Company's strategic alternatives.

     Beginning in December 2002, the Company approached various parties about the possibility of acquiring the Company. In January 2003, the Company prepared a Confidential Informational Memorandum (the "Confidential Memorandum"), which contained a brief description of the Company's business, as well as certain financial information. During 2003, the Company signed confidentiality agreements with a number of parties, providing them with access to the Confidential Memorandum and additional information about the Company, and provided them the ability to meet with management. Representatives of Bryant Park Capital and Richard Crandall, a director of the Company, acting on behalf of the Company, discussed a potential transaction with these parties. Seven parties commenced due diligence investigations of the Company and had meetings with members of the Company's management, including Dennis Ganster, Chairman, President and Chief Executive Officer; Brian Hartlen, Senior Vice President, Marketing; David King, Senior Vice President, Product Development and Chief Technology Officer; Kenneth Kane, Senior Vice President, Direct Operations; and Brian Jarzynski, Senior Vice President and Chief Financial Officer. On February 14, 2003, the Board held a regularly scheduled meeting. Among the matters covered was the status of discussions with parties potentially interested in engaging in a transaction with the Company. By mid-March 2003, there were three parties interested in discussing further the possible acquisition of the Company. Over the course of the next month, the Company engaged in continuing discussions and due diligence activities with these and other potentially interested parties. On March 31, 2003, the Board met to discuss the status of discussions with interested parties.

     On April 1, 2003, a member of the Company's Board of Directors and a member of Geac's board of directors discussed Geac's interest in a potential transaction with the Company. On April 14, 2003, Mr. Crandall and William Nelson, a member of the board of directors of Geac, discussed the nature of Geac's interest in the Company. As a result of that contact, Charles S. Jones, Executive Chairman of Geac, contacted Mr. Crandall on April 21, 2003 to discuss a potential acquisition of the Company. On April 24, 2003, Geac and the Company entered into a confidentiality agreement, and Bryant Park Capital, at the Company's request, provided Geac with the Confidential Memorandum and additional information about the Company. On April 25, 28 and 29, and May 2, 2003, members of the management of Geac, including Mr. Jones; Paul Birch, President and Chief Executive Officer; Tim Wright, Chief Technology Officer; Jay Sherry, Senior Vice President, Marketing and Strategic Alliances; and Joyce Koenig, Vice President, Strategic Financial Analysis, met with members of the Company's management in Ann Arbor, Michigan and Boston, Massachusetts to conduct initial due diligence.

     On several occasions between April 30 and May 5, 2003, Mr. Jones and Mr. Crandall discussed the terms of a non-binding indication of interest. On May 7, 2003, Geac submitted a written non-binding indication of interest to acquire the Company. The Company and Geac negotiated the final terms of the indication of interest over the next few days. The final indication of interest provided for Geac to acquire all of the Company's outstanding Shares for an aggregate price of $53 million in cash (which represented approximately $4.68 per Share), with standard conditions, including satisfactory completion of due diligence and execution of voting and tender agreements by each of Codec and Dennis Ganster. Geac also indicated that the transaction would be fully financed from Geac's available cash. On May 8, 2003, the Board met to discuss the status of discussions with the parties that had expressed an interest in acquiring the Company. On May 12, 2003, Dykema Gossett PLLC, counsel to the Company, provided Geac with a draft merger agreement. On May 13, 2003, the non-binding indication of interest was approved by the Company's Board and executed by the parties. The indication of interest provided Geac with an exclusivity period through June 3, 2003, during which the Company agreed to not knowingly solicit, initiate, participate in discussions or negotiations (including discussions pending on the date of the letter) or otherwise cooperate in any way with any other person, entity or group concerning an acquisition of the Company or enter into any agreement to effect any such transaction; provided, however, that the exclusivity period terminated in the event that Geac proposed paying total consideration in any acquisition of the Company that was less than $53 million. In any event, the exclusivity period did not preclude the Company from complying with the requirements of Securities and Exchange Commission Rule 14e-2.

     On May 14, 2003, Geac commenced confirmatory due diligence, including accounting and legal due diligence, of the Company. Between May 20 and May 28, 2003, representatives from PricewaterhouseCoopers LLP, Geac's accountants, visited the Company's facilities and conducted financial and accounting due diligence, while Geac's legal representatives from Blake, Cassels & Graydon LLP and Foley Hoag LLP also conducted legal due diligence. On May 29 and June 4, 2003, representatives from the Company, including Mr. Jarzynski, held telephone conferences with representatives from Geac regarding due diligence matters. On June 2, 2003, Mr. Crandall advised Mr. Jones that the exclusivity period contained in the indication of interest would not be extended. On June 5, 2003, Mr. Crandall and Mr. Jones had a telephone discussion and exchanged e-mail correspondence regarding certain due diligence matters.

     On June 6, 2003, the Company received initial comments from Geac to the draft of the Merger Agreement that had been prepared by the Company's legal counsel, as well as a draft tender and voting agreement. On the evening of June 6, 2003, Mr. Crandall was contacted by Mr. Jones who indicated that Geac's board had met that evening to review the results of due diligence review and the status of the transactions, and had determined to lower its aggregate offer price to $48 million (which represented approximately $4.27 per share). Mr. Crandall then indicated to Mr. Jones that he did not believe that the Company's Board would accept such a proposal. Mr. Crandall and Mr. Jones had subsequent discussions over the next few days, and on the evening of June 8, 2003, Geac agreed to increase the aggregate offer price to $52 million.

     The Company's legal counsel provided responses to Geac's comments on the Merger Agreement on June 10, 2003 and provided comments on the tender and voting agreement on June 12, 2003. On June 13, 2003, the Board met to discuss the status of discussions with Geac and the terms of the proposed Merger Agreement. The parties then engaged in negotiation of the specific terms of the transaction documents, including, without limitation, the conditions to the Offer, the circumstances under which the parties could terminate the Merger Agreement and the amount of the termination fee if the Company terminated the Merger Agreement. Through the course of negotiations, the Company and its legal and financial advisors continued to provide Geac and its financial and legal advisors with material in response to Geac's due diligence requests. On several occasions during this period of negotiation, Mr. Crandall and Mr. Jones had telephone conversations to discuss and resolve certain contract terms and other outstanding issues.

     On June 18, 2003, Geac informed the Company that Geac's board had approved the Merger Agreement and other related agreements, subject to the resolution of outstanding issues and the finalization of definitive documentation in form satisfactory to Messrs. Jones and Birch.

     On June 19, 2003, the Company's Board of Directors held a meeting to evaluate the proposed transaction with Geac. At that meeting, prior to any Board action, the Company's legal counsel reviewed the Board's fiduciary duties and the material terms of the Merger Agreement, including the termination provisions and break-up fees. Also at such meeting, Bryant Park Capital rendered to the Board an oral opinion (which opinion was confirmed by delivery of a written opinion dated June 22, 2003, the date of the Merger Agreement) to the effect that, as of the date of the opinion and based upon and subject to certain matters stated in the opinion, the $4.60 net per Share cash consideration to be received in the Offer and the Merger, taken together, by holders of Shares (other than Geac and its affiliates) was fair, from a financial point of view, to such holders. After further discussion, the Board approved the Merger Agreement and other related agreements, and determined that the transaction was fair to and in the best interests of the Company's shareholders and declared it advisable.

     After the meeting of the Company's Board of Directors on June 19, 2003, the Company informed Geac that its Board had approved the transactions with Geac, subject to resolution of outstanding issues and finalization of definitive documentation. Over the next several days, legal counsel for each of the Company and Geac negotiated resolution of all remaining outstanding issues and Geac completed negotiations and signed employment agreements with Messrs. Hartlen and King, which was a condition to Geac and Purchaser signing the Merger Agreement.

     The Merger Agreement and other related agreements were executed on June 22, 2003, and the transaction was announced publicly through press releases issued by each of the Company and Geac before the opening of trading in the Company's Common Stock on the Nasdaq National Market(R) on June 23, 2003.

     The Company's Board of Directors met on June 29, 2003 to consider a letter received from a party expressing an interest in submitting a proposal to acquire all of the outstanding Shares at an unspecified cash price, subject to completion of due diligence. The letter indicated that the proposal would be "materially higher" than $4.60 per Share. The Company's Board concluded at the meeting that, because the letter did not contain sufficient details concerning the proposal, including the absence of a price and financing information, the Board was not able to determine that the proposal may result in a Superior Proposal (as defined in "Item 4. The Solicitation or Recommendation -- Reasons for the Recommendation" below) and advised the third party of that conclusion.

     On July 1, 2003, in accordance with the Merger Agreement, the Purchaser commenced the Offer.

11.  PURPOSE OF THE OFFER; PLANS FOR THE COMPANY

     The purpose of the Offer is to enable Geac to acquire control of, and the entire equity interest in, the Company. The Offer is being made pursuant to the Merger Agreement and is intended to increase the likelihood that the Merger will be effected. The purpose of the Merger is to acquire all of the outstanding Shares not purchased pursuant to the Offer. Pursuant to the terms of the Merger Agreement, Geac currently intends, promptly after consummation of the Offer, to exercise its right under the Merger Agreement to designate a majority of directors to the Company Board to reflect its total voting power of Shares then outstanding. Geac and Purchaser intend to consummate the Merger as soon as possible following the consummation of the Offer.

     Except as otherwise provided in this Offer to Purchase, it is expected that, initially following the Merger, the business and operations of the Company will be continued substantially as they are currently being conducted. Geac will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such actions as it deems appropriate under the circumstances then existing. In addition, Geac will continue to seek additional information about the Company during such time periods. Thereafter, Geac intends to review such additional information as part of a comprehensive review of the Company's business, operations, capitalization and management with a view to optimizing development of the Company's potential in conjunction with Geac's businesses.

     Shareholders of the Company who tender and sell their Shares in the Offer will cease to have any equity interest in the Company and any right to participate in its earnings and future growth. If the Merger is consummated, non-tendering shareholders will no longer have an equity interest in the Company and instead will have only the right to receive cash consideration pursuant to the Merger Agreement. Similarly, after selling their Shares in the Offer or the subsequent Merger, shareholders of the Company will not bear the risk of any decrease in the value of the Company.

     Under Section 711 of the Business Corporation Act of the State of Michigan, as amended (the "Business Corporation Act"), if a corporation owns at least 90% of the outstanding shares of each class of voting
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

securities of a subsidiary corporation, the corporation holding such stock may merge such subsidiary into itself, or itself into such subsidiary pursuant to a short-form merger, without any action or vote on the part of the board of directors or the shareholders of such other corporation. In the event that we acquire in the aggregate, pursuant to the Offer, by exercise of the Top-Up Option or otherwise, at least 90% of the Shares then outstanding, then, at the election of the Purchaser, a short-form merger of us with and into the Company could be effected without any further approval of the Company Board or the shareholders of the Company. Even if we do not own 90% of the Shares outstanding following consummation of the Offer, Geac could seek to purchase additional Shares in the open market or otherwise in order to reach the applicable 90% threshold and employ such a short-form merger. The per share consideration paid for any Shares so acquired in open market purchases may be greater or less than the Offer Price. Geac presently intends to effect a short-form merger, if permitted to do so under the Business Corporation Act, pursuant to which Purchaser will be merged with and into the Company.

     Except as described above or elsewhere in this Offer to Purchase, Purchaser and Geac have no present plans that would relate to or result in an extraordinary corporate transaction involving the Company or any of their respective subsidiaries (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), any sale or transfer of a material amount of assets of the Company or any of its subsidiaries, any change in the Company Board or management, any material change in the Company's capitalization or dividend policy or any other material change in the Company's corporate structure or business.

12. DESCRIPTION OF MERGER AGREEMENT, VOTING AND TENDER AGREEMENTS AND CONFIDENTIALITY AGREEMENTS

     THE FOLLOWING IS A SUMMARY OF MATERIAL PROVISIONS OF THE MERGER AGREEMENT, VOTING AND TENDER AGREEMENTS AND CONFIDENTIALITY AGREEMENTS. THIS SUMMARY IS NOT A COMPLETE DESCRIPTION OF THE TERMS AND CONDITIONS OF SUCH AGREEMENTS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH AGREEMENTS FILED WITH THE SEC AS EXHIBITS TO THE SCHEDULE TO AND IS INCORPORATED HEREIN BY REFERENCE. CAPITALIZED TERMS NOT OTHERWISE DEFINED BELOW WILL HAVE THE MEANINGS SET FORTH IN THE MERGER AGREEMENT. THE MERGER AGREEMENT, VOTING AND TENDER AGREEMENTS AND CONFIDENTIALITY AGREEMENTS MAY BE EXAMINED, AND COPIES OBTAINED, AS SET FORTH IN SECTION 8 OF THIS OFFER TO PURCHASE.

  MERGER AGREEMENT

     The Offer. The Merger Agreement provides for the commencement of the Offer on or before July 3, 2003. Our obligation to accept for payment, purchase and pay for Shares validly tendered and not withdrawn pursuant to the Offer is subject to the satisfaction of each of the conditions of the Offer including the condition that at least a majority of the Shares outstanding on a fully diluted basis have been validly tendered and not withdrawn prior to the expiration of the Offer and certain other conditions described in Section 15 below. We expressly reserve the right to waive the Minimum Condition or any of the other conditions to the Offer and to make any change in the terms or conditions of the Offer. However, without the prior written consent of the Company, we will not
(a) waive the Minimum Condition, (b) change the form of consideration payable in the Offer, (c) decrease the price per Share or the number of Shares sought in the Offer, (d) impose conditions to the Offer in addition to those set forth in the Merger Agreement or are otherwise adverse to the holders of the Shares, or
(e) waive the condition that by the Determination Time (as defined in the Merger Agreement) any applicable waiting period under the HSR Act or any laws, rules or regulations analogous to the HSR Act existing in foreign jurisdictions has expired or been terminated.

     Upon the applicable Expiration Date of the Offer, we may extend the Offer beyond the initial Expiration Date, without the consent of the Company, in the following events: (i) from time to time, but in no event to a date later than October 1, 2003, if, at the initial Expiration Date (or extended Expiration Date of the Offer, if applicable), one or more of the conditions to the Offer (other than the Minimum Condition) shall not have been satisfied or waived, until such conditions are satisfied or waived; (ii) for any period required by any SEC rule, regulation, interpretation or position applicable to the Offer or any period required by applicable United States law, or (iii) if all of the conditions to the Offer are satisfied or waived but the number of Shares validly tendered and not withdrawn is less than ninety percent (90%) of the outstanding number of Shares for a subsequent offering period (a "Subsequent Offering Period") consistent with Rule 14d-11 of the Exchange Act; provided that the Expiration Date of the Offer may not extend beyond 12:00 midnight, Eastern time, on October 1, 2003; and provided further, that, in the case of any such Subsequent Offering Period, we (x) accept and pay for Shares validly tendered and not withdrawn, as soon as reasonably practical prior to the date of such extension, (y) otherwise meet the requirements of Rule 14d-11 under the Exchange Act in connection with such Subsequent Offering Period and (z) waive any condition to the consummation of the Merger other than the requirement that there be no statute, rule or regulation by any governmental entity or an injunction by a court of competent jurisdiction which prevents the consummation of the Merger. In addition, we have agreed that, if requested by the Company, we will (a) extend the Offer if at the Expiration Date, no conditions to the Offer (other than the conditions relating to suits, actions or proceedings or applicable statutes, rules, regulations or injunctions) then excuse performance by us, for up to 20 business days after such previously scheduled Expiration Date, or (b) provide a Subsequent Offering Period if there are validly tendered Shares then owned by Geac representing at least eighty percent (80%), but not more than ninety percent (90%), of the Shares outstanding. Upon the satisfaction or waiver of all the conditions to the Offer and subject to the terms of the Merger Agreement, we will accept for payment, purchase and pay for, in accordance with the terms of the Offer, all Shares validly tendered and not withdrawn pursuant to the Offer as soon as reasonably practicable after the expiration of the Offer.

     In order to provide a Subsequent Offering Period, we must satisfy the following conditions:

     - the Offer was open for a minimum of 20 business days and has expired;

     - we accept and promptly pay for all Shares tendered during the initial Offer period;

     - we announce the results of the Offer, including the approximate number and percentage of Shares tendered, no later than 9:00 a.m., Eastern time, on the next business day after the Expiration Date and immediately begin the Subsequent Offering Period;

     - we immediately accept and promptly pay for Shares as they are tendered during the Subsequent Offering Period; and

     - we pay the same form and amount of consideration for all Shares tendered during the Subsequent Offering Period.

     A Subsequent Offering Period, if one is provided, is not an extension of the Offer. A Subsequent Offering Period would be an additional period of time, following the expiration of the Offer, in which shareholders may tender Shares not tendered during the Offer.

     Pursuant to Rule 14d-7 promulgated under the Exchange Act, no withdrawal rights will apply to Shares tendered in a Subsequent Offering Period and no withdrawal rights apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. The same consideration, the Offer Price or any higher price per Share paid in the Offer, will be paid to shareholders tendering Shares in the Offer or in a Subsequent Offering Period, if one is provided.

     Recommendation. The Company has represented to Purchaser in the Merger Agreement that the Company Board has (a) unanimously determined that the Merger Agreement and the transactions contemplated thereby, including, without limitation, the Offer, the Merger and the purchase of the Shares and associated Rights contemplated by the Offer (collectively, the "Transactions") are fair to and in the best interests of the Company's shareholders, (b) unanimously approved and adopted the Merger Agreement and the Transactions, including the Offer and the Merger, in accordance with the requirements of Michigan Law and
(c) resolved to recommend acceptance of the Offer and approval and adoption of the Merger Agreement and the Merger by its shareholders. However, such recommendation may be withdrawn in the event that the Company receives an Acquisition Proposal (as defined below) which the Company Board determines in good faith after consultation with and advice from the Company Financial Advisor (as defined in the Merger Agreement) or other financial advisor of nationally recognized reputation constitutes a Superior Proposal and the Company Board determines in good faith, after consultation with and advice from outside legal counsel, that the failure to take such action would not be consistent with its fiduciary duties under applicable law. The

Company further represented that the Company Financial Advisor has delivered to the Company Board its opinion to the effect that, as of the date of the Merger Agreement, the consideration to be paid in the Offer and the Merger is fair, from a financial point of view, to the holders of Shares.

     The Merger. The Merger Agreement provides that, at the Effective Time, Purchaser will be merged with and into the Company. Following the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and will be an indirect, wholly owned subsidiary of Geac. The Company has agreed that if approval of the Company's shareholders is required under Michigan law to consummate the Merger, the Company will cause a meeting of its shareholders (the "Company Shareholder Meeting") to be duly called and held as soon as practicable following the consummation of the Offer, for the purpose of voting on the approval and adoption of the Merger Agreement and the Merger. The Company has also agreed to, among other things, prepare and file proxy materials with the SEC in connection with the Company Shareholder Meeting.

     Certificate of Incorporation and Bylaws. The Merger Agreement provides that the articles of incorporation of the Company in effect at the Effective Time shall be the articles of incorporation of the Surviving Corporation until amended in accordance with applicable law.

     Directors and Officers. Pursuant to the Merger Agreement, and subject to applicable law, from and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (i) the directors of Purchaser at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

     Conversion of Securities. Pursuant to the Merger Agreement, at the Effective Time (x) each Share outstanding immediately prior to the Effective Time (other than Shares held by Geac, Purchaser or any of Geac's direct or indirect wholly owned subsidiaries), together with the Rights attached thereto, shall be converted into the right to receive the Offer Price; (y) each Share that is owned by Geac, Purchaser or any of their respective subsidiaries immediately prior to the Effective Time will be canceled and no payment shall be made with respect to such Shares; and (z) each Share of common stock of Purchaser outstanding immediately prior to the Effective Time will be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

     Stock Options. The Merger Agreement provides that at or immediately prior to the Effective Time each outstanding Stock Option, whether or not vested or exercisable and without regard to any agreements qualifying the right to retain or exercise any such option or award, will be canceled, and the Surviving Corporation will pay each holder of any such option at or promptly after the Effective Time for each such option an amount in cash determined by multiplying
(a) the excess, if any, of the Merger Consideration per Share over the applicable exercise price or base price, if any, of such option by (b) the number of Shares underlying such option.

     Top-Up Option. Pursuant to the Merger Agreement, the Company granted to Purchaser the Top-Up Option to purchase up to that number of Shares (the "Top-Up Option Shares") equal to the lowest number of Shares that, when added to the number of Shares owned by Purchaser at the time of such exercise, will constitute one share more than 90% of the Shares then outstanding on a fully diluted basis (assuming the issuance of the Top-Up Option Shares and the exercise of all outstanding exercisable options to purchase Shares with an exercise price less than the Offer Price) at a purchase price per Top-Up Option Share equal to the Offer Price.

     Purchaser may, at its election, exercise the Top-Up Option, in whole but not in part, at any one time after the occurrence of a Top-Up Exercise Event and prior to the Top-Up Termination Date (as defined below). A "Top-Up Exercise Event" will occur upon Purchaser's acceptance for payment pursuant to the Offer of Shares constituting at least 80% of the Shares then outstanding. The "Top-Up Termination Date" will occur upon the earliest to occur of (i) the Effective Time, (ii) the termination of the Merger Agreement, (iii) the date that is ten business days after the occurrence of a Top-Up Exercise Event, unless the Purchaser has notified the Company of its intent to exercise the Top-Up Option in accordance with the terms and conditions of the

Merger Agreement and (iv) the date that is ten business days after the Top-Up Response Date (as defined below) unless the Top-Up Closing (as defined below) has previously occurred.

     The Company's obligation to deliver Top-Up Option Shares upon the exercise of the Top-Up Option is subject to the following conditions: (i) that any applicable waiting period under the HSR Act and regulations analogous to the HSR Act existing in foreign jurisdictions relating to the issuance of the Top-Up Option Shares will have expired or been terminated; (ii) that no provision of any applicable law or regulation and no judgment, injunction, or decree prohibits the exercise of the Top-Up Option or the delivery of the Top-Up Option Shares in respect of any such exercise; and (iii) delivery of the Top-Up Option Shares would not require the approval of the Company's shareholders pursuant to the rules and regulations of the Nasdaq Stock Market.

     Representations and Warranties. Pursuant to the Merger Agreement, the Company has made customary representations and warranties to Geac and Purchaser with respect to, among other matters, its corporate existence and power, corporate authorization, government authorization, non-contravention, capitalization, required filings with the SEC, financial statements, disclosure documents, absence of certain events, absence of undisclosed material liabilities, compliance with laws and court orders, litigation, finders' fees, taxes, employee benefit plans, foreign employee benefit plans, antitakeover statutes and rights agreement, intellectual property, title and conditions of properties, insurance, certain contracts, employment matters and voting requirements. Geac has made customary representations and warranties to the Company with respect to, among other matters, its corporate existence and power, corporate authorization, government authorization, non-contravention, disclosure documents, finders' fees and financing.

     Covenants. The Merger Agreement obligates the Company and its subsidiaries, from the date of the Merger Agreement and continuing until the Effective Time, to: (a) conduct their business in the ordinary course consistent with past practice and (b) use all commercially reasonable efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their officers and employees.

     The Merger Agreement also contains customary covenants restricting certain activities of the Company during the period from the date of the Merger Agreement and continuing until the Effective Time. These covenants provide that the Company will not (and will not permit any of its subsidiaries to) take certain actions without the prior written consent of Geac, with respect to, among other things, making or declaring dividends, initiating stock splits, repurchasing, redeeming or issuing shares of capital stock (other than pursuant to the exercise of stock options), amending its articles of incorporation or bylaws, acquiring other significant businesses, selling or licensing its assets (other than in the ordinary course of business), making significant capital expenditures, incurring debt, making loans, making a new employee compensation plan or amending its existing plan, increasing compensation to directors, officers and employees or entering into new employment arrangements (other than in the ordinary course of business), paying undisclosed bonuses, changing its accounting policies, procedures or practices, making a tax election, settling material income tax liabilities, settling certain litigation, canceling material insurance policies, entering into material contracts (other than in the ordinary course of business), agreeing to limit its line of business or geographic area, liquidating, dissolving or reorganizing its business, altering the corporate structure of itself or any of its subsidiaries, making payments exceeding $200,000 (other than in the ordinary course of business), renewing or terminating significant distribution agreements, agreeing to do any of the foregoing or redeeming the Rights or terminating the Rights Agreement.

     No Solicitation. The Merger Agreement provides that the Company will not, and will not permit any of its subsidiaries to, and will use its best efforts to ensure that its officers, directors, employees, investment bankers, consultants or other advisors or agents retained by it or any of its subsidiaries, do not solicit, initiate or intentionally encourage the submission of any Acquisition Proposal (as defined below) or engage in discussions or negotiations or furnish to any person any information with respect to an Acquisition Proposal or knowingly facilitate any effort or attempt to make an Acquisition Proposal. Nothing contained in the Merger Agreement prevents the Company Board from complying with Rule 14d-9 or Rule 14e-2 under the Exchange Act with respect to any Acquisition Proposal or making any disclosure to the Company's shareholders if, in the good faith judgment of the Company Board, after consultation with and advice from outside legal counsel, failure to make such disclosure would constitute a breach of the fiduciary duties of the Company Board under applicable law or otherwise violate applicable law.

     The Company may, however, negotiate or otherwise engage in discussions with, and furnish nonpublic information to, any Person in response to an unsolicited Acquisition Proposal by such Person if (i) the Company Board determines in good faith, after consultation with and advice from the Company Financial Advisor or a financial advisor of nationally recognized reputation, that such Acquisition Proposal may result in a Superior Proposal (as defined below) and (ii) such Person executes a confidentiality agreement no less favorable to the Company than the Confidentiality Agreement (including the standstill provisions).

     Prior to providing any information to or entering into discussions or negotiations with any Person in connection with an Acquisition Proposal, the Company will promptly (i) notify Geac of any Acquisition Proposal, including providing a copy of any written Acquisition Proposal or amendments or supplements to such Acquisition Proposal, (ii) inform Geac of the status of any discussions or negotiations with such a third party and any material changes to the terms and conditions of such Acquisition Proposal and (iii) deliver to Geac a copy of any information delivered to such person which has not previously been delivered by the Company to Geac.

     Except as permitted above, neither the Company Board nor any committee thereof may, (i) withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to Geac, its recommendation discussed above, or take any action not explicitly permitted by the Merger Agreement that would be inconsistent with, its approval of the Offer and the Merger, (ii) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement, commitment or similar agreement related to any Acquisition Proposal. Notwithstanding the foregoing, the Company Board will be permitted (i) not to recommend to its shareholders acceptance of the Offer and/or approval and adoption of the Merger Agreement and the Merger, (ii) to withdraw, or modify in a manner adverse to Geac, its recommendation to its shareholders discussed above, (iii) to approve or recommend any Superior Proposal or (iv) to terminate the Merger Agreement in accordance with its terms and in connection therewith enter into an agreement with respect to such Superior Proposal, but only if (y) the Company has received an Acquisition Proposal which the Company Board determines in good faith after consultation with and advice from the Company Financial Advisor or other financial advisor of nationally recognized reputation constitutes a Superior Proposal and (z) the Company Board determines in good faith, after consultation with and advice from outside legal counsel, that the failure to take such action would not be consistent with its fiduciary duties under applicable law.

     Under the Merger Agreement, "Acquisition Proposal" means any offer or proposal for, or any inquiry or indication of interest in, (i) any sale, lease, exchange, mortgage, transfer or other disposition of 50% or more of the consolidated assets of the Company and its Subsidiaries, (ii) any acquisition or purchase of an equity interest in the Company representing in excess of 15% of the power to vote for the election of the directors of the Company, or any tender offer or exchange offer for equity securities of the Company as a result of which the offeror would hold such an equity interest in the Company, (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 50% of the consolidated assets of the Company, (iv) a plan of liquidation or extraordinary dividend relating to more than 50% of its total assets or (v) the repurchase by the Company or its Subsidiary of more than 50% of the outstanding Shares, in each case other than the Transactions.

     Under the Merger Agreement, "Superior Proposal" means any bona fide written Acquisition Proposal, not solicited by the Company or by any affiliate or agent of the Company, which contains no financing contingency, or for which financing is reasonably determined to be available by the Company Board, and which the Company Board determines in good faith, after consultation with and advice from the Company Financial Advisor or other financial advisor of nationally recognized reputation, and taking into account all the terms and conditions of the Acquisition Proposal is more favorable to the Company's shareholders (in their capacities as stockholders) from a financial point of view than the Offer and Merger.

     Other Actions. The Merger Agreement provides that the Company, Geac, and Purchaser, will:

     - use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Transactions, including but not limited to making all filings with the SEC necessary to consummate such transactions,

     - each file a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable and in any event within ten business days of the date of the Merger Agreement and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable, and

     - use all commercially reasonable efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) keep the other party informed in all material respects of any material communication received by such party from, or given by such party to, the Federal Trade Commission (the "FTC"), the Antitrust Division of the Department of Justice (the "Antitrust Division") or any other governmental authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions and (iii) permit the other party to review any material communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the Antitrust Division or any such other governmental authority or, in connection with any proceeding by a private party, with any other Person.

     Company Shareholder Meeting. Pursuant to the Merger Agreement, if required by Michigan law in order to consummate the Merger, the Company, acting through the Company Board, will call and hold a meeting of its shareholders as soon as reasonably practicable after consummation of the Offer for the purpose of voting on the approval and adoption of the Merger Agreement and the Merger (the "Company Shareholder Meeting"). If Purchaser acquires at least 90% of the outstanding Shares, however, the parties will take all necessary and appropriate action to cause the Merger to become effective, in accordance with Section 711 of the Business Corporations Act, without a meeting of the shareholders of the Company.

     Company Board Representation. The Merger Agreement provides that upon acceptance for payment by Purchaser of a number of Shares pursuant to the Offer that satisfies the Minimum Condition, Geac is entitled to designate the number of directors, rounded up to the next whole number, on the Company Board as is equal to the product of (i) the total number of directors on the Company Board (giving effect to any increase in the number of directors pursuant to this provision) and (ii) the percentage that the number of Shares beneficially owned by Geac (including Shares accepted for payment) bears to the total number of Shares outstanding, and the Company will take all action necessary to cause Geac's designees to be elected or appointed to the Company Board, including, without limitation, increasing the number of directors and seeking and accepting the resignations of incumbent directors. At such time, the Company will also use its best efforts to cause individuals designated by Geac to constitute the number of members, rounded up to the next whole number, on each committee of the Company Board other than any such committee of independent directors established to take action under the Merger Agreement, as more fully described below, that represents the same percentage as such individuals represent on the Company Board. However, if Geac's designees are appointed or elected to the Company Board, the Company Board will at all times until the Effective Time have at least two directors who are directors on the date of the Merger Agreement or who are neither officers or employees of the Company or Geac or any of their respective affiliates (the "Independent Directors"); provided that if less than two Independent Directors remain, the other directors will designate persons to fill such vacancies who meet the foregoing criteria and such persons will be deemed to be Independent Directors for all purposes of this Agreement.

     Following the election or appointment of Geac's designees and until the Effective Time, the approval of the majority of Independent Directors will be required to authorize (and such authorization will constitute the authorization of the Company Board and no other action on the part of the Company, including any action by any other directors of the Company, will be required to authorize) any termination or amendment of the Merger Agreement by the Company (other than in relation to the Company's obligation to deliver the Top-Up Option Shares), any extension of time for performance of any obligation or action under the Merger Agreement by Geac or Purchaser, any waiver of compliance with any of the agreements or conditions contained in the Merger Agreement for the benefit of the Company (other than in relation to the Company's obligation to deliver the Top-Up Option Shares), any action as to which the consent or agreement of the Company is required under the Merger Agreement, and the assertion or enforcement of the Company's rights under this Agreement to object to (i) failure to consummate the Merger for failure of a condition contained herein for the benefit of the Company to be satisfied or (ii) a termination of the Merger Agreement Agreement.

     Access to Information. The Merger Agreement provides that, during the period after the execution of the Merger Agreement and prior to the Effective Time, and subject to applicable law and the Company Confidentiality Agreement, the Company will:

     - give Geac, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of the Company and its subsidiaries,

     - furnish to Geac, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as they may reasonably request, and

     - instruct the employees, counsel, financial advisors, auditors and other authorized representatives of the Company and its subsidiaries to cooperate with Geac in its investigation of the Company and its subsidiaries, other than information or documentation relating to Acquisition Proposals made by Third Parties.

     Indemnification and Insurance. Pursuant to the Merger Agreement, Geac and the Surviving Corporation will, jointly and severally, to the fullest extent permitted by the Business Corporations Act, for a period of six years following the Effective Time, indemnify and hold harmless each present and former officer and director of the Company and of any Subsidiary of the Company (each an "Indemnified Person") in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by Michigan Law or provided under the Company's articles of incorporation and bylaws in effect on the date of the Merger Agreement; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law. The Surviving Corporation and Geac will pay all expenses, including reasonable fees and expenses of counsel, that an Indemnified Person may incur in enforcing the indemnity and related obligations provided for in the Merger Agreement. The Indemnified Person is entitled to control the defense of any action, suit, investigation or proceeding with counsel of his or her own choosing reasonably acceptable to the Surviving Corporation and the Surviving Corporation will cooperate in the defense thereof, provided that the Surviving Corporation will not be liable for the fees of more than one counsel for all Indemnified Persons, other than local counsel, in any one jurisdiction, unless a conflict of interest shall be caused thereby, and provided further that the Surviving Corporation will not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld).

     At the date on which Purchaser accepts for payment pursuant to the Offer a number of Shares that satisfies the Minimum Condition (the "Cut-Off Date"), Geac shall arrange for the Company to obtain, and following the Effective Date the Surviving Corporation shall maintain in effect, a fully paid officers' and directors' liability insurance policy in respect of acts or omissions occurring prior to the Cut-Off Date covering each such Indemnified Person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount that are no less favorable than those of such policy in effect on the date hereof and extending for a period of six years from the Cut-Off Date. The Company Board shall promptly determine in good faith and shall confirm in writing to Geac whether the officers' and directors' liability insurance provided, or proposed to be provided, by the Surviving Corporation is accepted to constitute insurance that is no less favorable as aforesaid, provided that any time after the Cut-Off Date, any determination to such effect must include the approval of a majority of the Independent Directors, and if so approved, shall be binding on Geac, the Surviving Corporation and all Indemnified Persons. On or after the Cut-Off Date, Geac shall provide or cause the Company to provide the Independent Directors the same
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

coverage under an officers' and directors' liability insurance policy in respect of acts or omissions occurring on or after the Cut-Off Date as are provided to members of the Board of Directors designated by Parent under the Merger Agreement.

     The indemnification and insurance provisions will survive the consummation of the Merger at the Effective Time, and will be binding on all successors and assigns of Geac and the Surviving Corporation. Proper provisions must be made in the case of transfers of all or substantially all of the assets of Geac, the Surviving Corporation or their successors and assigns, so that these indemnification and insurance obligations are assumed by such successors and assigns. The indemnification rights of each Indemnified Person under the Merger Agreement shall be in addition to any rights such Person may have under the articles of incorporation or bylaws of the Company or any of its Subsidiaries, or under Michigan Law or any other applicable laws.

     Public Announcements. The Merger Agreement provides that Geac and the Company will consult with each other before issuing any press release or making any public statement with respect to the Merger Agreement or the Transactions and, except as may be required by applicable law or any listing agreement with The Nasdaq Stock Market, Inc. or any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

     Certain Employee Benefits. The Merger Agreement provides that for at least one year after the Effective Time, Geac shall cause the Surviving Corporation to provide those of its and its subsidiaries' employees who were employed by the Company or its subsidiaries immediately prior to the completion of the Offer (the "Company Employees") with compensation at least as favorable, in the aggregate, as the compensation provided by the Company and its subsidiaries to such employees immediately prior to the date of the Merger Agreement, and benefits that are substantially equivalent in the aggregate to those that are provided to employees of Geac having comparable levels of responsibility. The preceding sentence shall not preclude Geac or the Surviving Corporation or its subsidiaries at any time following the Effective Time from terminating the employment of any Company employee nor from terminating or amending any employee plan in accordance with its terms and applicable law and such benefits.

     The Merger Agreement provides further that each Company Employee be given full credit in respect of his or her employment with the Company and its subsidiaries for purposes of eligibility, vesting, level of benefits and service, other than benefit accrual under any defined benefit plans, under any new employee benefit plans offered by the Surviving Corporation after the Merger or any benefit plan maintained by Geac in which the Company employee is permitted to participate (to the extent that the corresponding Benefit Plan currently provided to Company employees gave such credit).

     Following the Effective Time, Geac will, or will cause the Surviving Corporation to, (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Geac or the Surviving Corporation, in which Company employees are permitted to participate, to be waived with respect to the Company employees and their eligible dependents
(ii) give each Company employee credit for the plan year in which the Effective Time occurs toward applicable deductibles and annual out-of-pocket limits for expenses incurred prior to the Effective Time and (iii) honor, without modification, perform all acts and pay all amounts required or due under or with respect to each Benefit Plan and each agreement which relates to any current or former employee of the Company and its Subsidiaries or the terms of any such employee's employment or termination of employment, except for any modification to any such Benefit Plan or agreement to the extent permitted in accordance with the Merger Agreement.

     Conditions to Consummation of the Merger. Pursuant to the Merger Agreement, the respective obligations of Geac, Purchaser and the Company to complete the Merger are subject to the satisfaction of the following conditions (collectively, the "Merger Conditions"):

     - if required by Michigan Law, the Merger Agreement must have been approved and adopted by the shareholders of the Company in accordance with the Business Corporations Act;

     - any applicable waiting period under the HSR Act or comparable period under the antitrust laws of other applicable jurisdictions relating to the Merger must have expired or been terminated;

     - no provision of any applicable law or regulation and no judgment, injunction, order or decree must prohibit the consummation of the Merger upon the terms contemplated hereby; and

     - Purchaser must have purchased Shares pursuant to the Offer.

     Termination. Pursuant to its terms, the Merger Agreement may be terminated, and the Merger may be abandoned, at any time prior to the Effective Time, whether before or after approval of the Merger by the shareholders of the
Company:

          (i) by mutual written consent of Geac and the Company;

          (ii) by either the Company or Geac:

        - if any court or governmental entity has restrained, enjoined, prohibited or otherwise made illegal the Merger by an order (other than a temporary restraining order), decree, ruling or other action (which order, decree, ruling or other action the parties to the Merger Agreement shall use their commercially reasonable efforts to lift);

        - if (x) the Offer shall have expired without any Shares being purchased therein or (y) Geac or Purchaser shall not have accepted for payment, and paid for, all Shares tendered pursuant to the Offer by October 1, 2003 (this right to terminate will not be available to any party whose breach of this Agreement has been the cause of, or resulted in, the failure of Geac or Purchaser to purchase the Shares pursuant to the Offer); or

        - if any Person, other than Geac, Purchaser or their affiliates, consummates a tender offer or other transaction pursuant to which such Person becomes the beneficial owner of more than fifty (50%) percent of the then outstanding Shares.

          (iii) by the Company:

        - if Geac or Purchaser fails to commence the Offer pursuant to the Merger Agreement (this right to terminate will not be available if the Company is at such time in breach of its obligations under the Merger Agreement so as to (A) cause a Material Adverse Effect on the Company or (B) prevent or materially hinder or delay the purchase of the Shares pursuant to the Offer or the Merger;

        - in connection with its entering into a definitive agreement with respect to a Superior Proposal, pursuant to the terms of the Merger Agreement, if (x) the Company provides written notice to Geac and Purchaser of the material terms and conditions of an Acquisition Proposal which the Company Board has determined in good faith, after consultation with and advice from the Company Financial Advisor or other nationally recognized financial advisor and its outside legal counsel, constitutes a Superior Proposal, (y) after the third business day immediately following delivery of such written notice, the Company Board reasonably determines, based upon the advice of the Company Financial Advisor or other nationally recognized financial advisor, that any proposal made by Geac and Purchaser supplementing the terms and conditions of the Offer, is not at least as favorable to the Company and the Company's shareholders as the terms and conditions of such Acquisition Proposal specified in the preceding bullet; or

        - if (x) Geac or Purchaser shall have breached or failed to perform in all material respects any of their obligations under the Merger Agreement, or any of the representations and warranties of Geac or Purchaser contained in the Merger Agreement shall not be true in all material respects as of the date of the Merger Agreement or at any time prior to the Effective Date as if made at and as of such time (except as to any representation or warranty which speaks as of a specific date, which must be untrue as of such date) and (y) such breach or failure to perform obligations, or failure of the representations and warranties to be true, cannot be or has not been cured, in all material respects, within 15 days after the giving of written notice to Geac and Purchaser.

          (iv) by Geac:

        - if, due to an occurrence, not resulting from a breach by Geac or Purchaser of their obligations hereunder, which makes it impossible to satisfy any of the Offer Conditions (as defined in Section 15), Geac or Purchaser shall have failed to commence the Offer on or prior to July 3, 2003;

        - if, prior to the consummation of the Offer, the Company shall have breached any representation, warranty, covenant or other agreement contained in the Merger Agreement which (y) gives rise to the failure of a condition set forth in paragraph (c) or (d) of the Offer Conditions described in Section 15 and (z) cannot be or has not been cured, in all material respects, within the later of 15 days after the giving of written notice to the Company or the initial expiration of the Offer (or such later date upon which the Offer shall expire in accordance with the Merger Agreement);

        - if, whether or not permitted to do so, the Company Board withdraws or modifies in a manner adverse to Geac or Purchaser (or fails, at the request of Geac, to reaffirm within 5 business days after the request), its approval or recommendation of the Offer, the Merger or the Agreement, or approves or recommends any Acquisition Proposal; or

        - if, whether or not permitted to do so, the Company enters into a written acquisition agreement agreeing to an Acquisition Proposal, including a Superior Proposal otherwise entered into in accordance with the terms of the Merger Agreement.

     As used in the Merger Agreement, "Material Adverse Effect" means, with respect to any Person, any change, result, effect, event, occurrence or state of facts (or any development that has had or is reasonably likely to have any change or effect) that is or would reasonably be expected to be materially adverse to the business, financial condition, assets, liabilities or results of operations or prospects of such Person and its Subsidiaries, taken as a whole, or which is or would reasonably be expected to be materially adverse to the ability of such Person to consummate the Transactions; provided, however, that none of the following will be deemed in itself, either alone or in combination to constitute, and none of the following will be taken into account in determining whether there has been, a Material Adverse Effect: (i) any such effect resulting from or arising in connection with this Agreement or the Transactions or the execution or announcement hereof, (ii) changes in circumstances or conditions affecting the industry in which the Company and its Subsidiaries operate or affecting software companies in general, (iii) changes in general economic, regulatory or political conditions or in financial or securities markets in the United States or elsewhere, (iv) changes in generally accepted accounting principles or (v) any change in the price at which the Shares are publicly traded. The failure of a Person to meet any particular revenue or earnings forecast or estimate for any period ending after the date of the Merger Agreement, including estimates prepared by equity analysts or other third parties, as well as internal forecasts prepared by management of such Person, shall not, in and of itself, be deemed to constitute a Material Adverse Effect..

     Fees and Expenses. Except as provided in the Merger Agreement, whether or not the Offer or the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the Transactions will be paid by the party incurring those expenses. The Merger Agreement further provides that in the event that (1) the Merger Agreement is terminated by Geac pursuant to the fourth bullet point in paragraph (iv) described above under "Termination," (2) the Merger Agreement is terminated by the Company pursuant to the second bullet point under paragraph (iii) described above under "Termination," or (3) the Merger Agreement is terminated by the Company or Geac pursuant to the third bullet point under paragraph (ii) described above under "Termination," then the Company will pay Geac a termination fee of $1,850,000 plus an amount equal to Geac's actual and reasonably documented out of pocket expenses up to an aggregate of $750,000 in connection with the Offer, the Merger, the Merger Agreement and the consummation of the Transactions.

     In the Merger Agreement, the Company acknowledged that the agreements contained under "Fees and Expenses" are an integral part of the Transactions, and that, without these agreements, Geac would not have entered into the Merger Agreement; accordingly if the Company fails to promptly pay the amounts due as described above, and Geac commences a suit which results in the payment of such fees, then the Company will also pay to Geac its costs and expenses in connection with such amounts plus interest. However, if Geac commences such a suit but does not substantially prevail in such suit, then Geac will pay to the Company the Company's costs and expenses in connection with such amounts plus interest.

     Amendments and Waivers. The Merger Agreement provides that any provision of the Merger Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to the Merger Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective, provided that, after the adoption of the Merger Agreement by the shareholders of the Company and without their further approval, no such amendment or waiver shall reduce the amount or change the kind of consideration to be received in exchange for the Shares. No failure or delay by any party in exercising any right, power or privilege under the Merger Agreement will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

  VOTING AND TENDER AGREEMENTS

     Geac and Purchaser have entered into a Voting and Tender Agreement with Dennis G. Ganster and with Codec Systems Limited and Anthony Stafford (the "Voting Agreement Signatories"). Pursuant to the Voting and Tender Agreements, each Voting Agreement Signatory has agreed to tender his or its Shares in the Offer not later than one business day prior to the Expiration Date and not to withdraw such Shares once tendered. Each Voting Agreement Signatory has also agreed to vote his or its Shares (a) in favor of the Merger, the Merger Agreement and the Transactions, (b) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation of the Company under the Merger Agreement, and
(c) against any action or agreement that would materially impede, interfere with or attempt to discourage the Offer or the Merger. In addition, under the Voting and Tender Agreements (so long as they remain in effect), each Voting Agreement Signatory has granted an irrevocable proxy to and appointed Geac as such Voting Agreement Signatory's proxy and attorney-in-fact to vote, act by written consent or grant a consent, proxy or approval in respect of all Shares held by the Voting Agreement Signatory with respect to such vote or action by written consent, solely for the purposes of voting in favor of the Merger, the Merger Agreement (as amended from time to time, except for an amendment that would result in termination of the Voting and Tender Agreement pursuant to the terms thereof) and any of the transactions contemplated by the Merger Agreement.

     The agreements contained in each Voting and Tender Agreement shall terminate automatically upon the earliest to occur of (a) an amendment or modification to or waiver under the Merger Agreement, including the terms and conditions of the Offer, that would be economically adverse to the Voting Agreement Signatory, (b) the termination of the Merger Agreement, (c) the completion of the Merger, or (d) December 31, 2003.

  CONFIDENTIALITY AGREEMENTS

     Pursuant to the Company Confidentiality Agreement, Geac has agreed, among other things, to keep confidential certain information concerning the Company furnished to it and its representatives by or on behalf of the Company or its representatives ("Company Information"), and to use the Company Information solely for the purpose of evaluating a possible transaction with the Company. Geac has further agreed to maintain the confidentiality of any discussions or negotiations with the Company and, upon request, to redeliver or destroy all Company Information. Geac also agreed that, except pursuant to a transaction approved by the board of directors of the Company, it will not, directly or indirectly, effect or seek, offer or propose to effect certain transactions involving the Company, including any acquisition of securities or assets of the Company or any of its subsidiaries or any tender or exchange offer, merger or other business combination involving the Company or any of its subsidiaries for a period of twelve months from the date of the Company Confidentiality Agreement. For a period of one year after the date of the Company Confidentiality Agreement, Geac will not, without the Company's prior written consent, employ or solicit to employ certain of the current officers or employees of the Company, provided that after six months from the date of the Company Confidentiality Agreement Geac may employ any such person who responds to a general solicitation for employment.

     Pursuant to the Geac Confidentiality Agreement, the Company has agreed, among other things, to keep confidential certain information concerning Geac furnished to it and its representatives by or on behalf of Geac or its representatives ("Geac Information"), and to use the Geac Information solely for the purpose of understanding timing considerations relating to the Transactions. The Company has further agreed to maintain the confidentiality of any discussions or negotiations with Geac and, upon request, to redeliver or destroy all Information. The Company acknowledges that the Geac Information includes material non-public information and that it and its directors, officers, employees, representatives and advisors are aware of the restrictions imposed by applicable securities laws on a person possession material non-public information about a public company.

  RULE 13E-3

     The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which we seek to acquire the remaining Shares not held by us. We believe, however, that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger would be effected within one year following consummation of the Offer and in the Merger, shareholders would receive the same price per Share as paid in the Offer. If Rule 13e-3 were applicable to the Merger, it would require, among other things, that certain financial information concerning the Company, and certain information relating to the fairness of the proposed Transactions and the consideration offered to minority shareholders in such a transaction, be filed with the SEC and disclosed to minority shareholders prior to consummation of the Transactions.

13.  SOURCE AND AMOUNT OF FUNDS

     We estimate that the total amount of funds required to purchase all Shares pursuant to the Offer and Merger and to pay to the holders of outstanding Comshare stock options the amounts required under the Merger Agreement will be approximately $52 million. Geac will ensure that sufficient funds are available to acquire all of the outstanding Shares pursuant to the Offer and the Merger and to pay all amounts required to be paid to the holders of outstanding Comshare stock options. The Offer is not conditioned upon Geac's or Purchaser's ability to finance the purchase of Shares pursuant to the Offer.

14.  DIVIDENDS AND DISTRIBUTIONS

     The Merger Agreement provides that the Company will not, and will not permit any of its subsidiaries to, between the date of the Merger Agreement and the Effective Time without the prior consent of Geac, make, declare, set aside or pay any dividend or other distribution with respect to any shares of its capital stock, other than dividends and other distributions paid by any such subsidiary to the Company or any other wholly-owned subsidiary of the Company.

15.  CERTAIN CONDITIONS OF THE OFFER

     For the purposes of this Section 15, capitalized terms used but not defined herein will have the meanings set forth in the Merger Agreement. Notwithstanding any other provisions of the Offer, we will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, pay for any tendered Shares, and may delay the acceptance for payment of or the payment for any tendered Shares, and under certain circumstances, terminate or amend the Offer as to any Shares not then paid for, if: (i) prior to the Determination Time, the Minimum Condition has not been satisfied; (ii) by the Determination Time, any applicable waiting period under the HSR Act or any laws, rules or regulations analogous to the HSR Act existing in foreign jurisdictions has not expired or been terminated; (iii) prior to the Determination Time, the Merger Agreement is terminated according to its terms; or (iv) at the Determination Time, any of the following conditions have occurred and are continuing (collectively, the "Offer Conditions"):

          (a) there shall be pending any suit, action or proceeding by any Governmental Entity (i) seeking to prohibit or impose any material limitations on Geac's or Purchaser's ownership or operation (or that of any of their respective subsidiaries or affiliates) of all or a material portion of the Company's businesses or assets, (ii) seeking to compel Geac or Purchaser or their respective subsidiaries and affiliates to dispose of or hold separate any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, (iii) challenging the acquisition by Geac or Purchaser of any Shares pursuant to the Offer or the Merger, (iv) seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other Transactions, (v) seeking to obtain from the Company any damages as a result of the Offer or the Merger that would be reasonably expected to have a Material Adverse Effect on the Company, (vi) rendering Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer and the Merger, or (vii) seeking to impose material limitations on the ability of Purchaser or Geac effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's shareholders; or

          (b) there has been any statute, rule, regulation, injunction, order or decree enacted, enforced, promulgated, issued or deemed applicable to the Offer or the Merger by any Governmental Entity that results in any of the consequences referred to in clauses (i) or (ii) of paragraph (a) above; or

          (c) any representation or warranty of the Company contained in the Merger Agreement (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect or any similar standard or qualification) shall not be true and correct in all respects as of the Determination Time, as if made at and as of such time (except to the extent that any such representation or warranty, by its terms, is expressly limited to a specific date, in which case such representation or warranty shall not be true and correct as of such date), and the failure of such representation or warranty to be true and correct would reasonably be expected to have a Material Adverse Effect on the Company, provided that such breach is incapable of being cured or has not been cured prior to the initial expiration date of the Offer (or such later date upon which the Offer shall expire in accordance with Section 2.01 of the Merger Agreement); or

          (d) the Company shall have failed to perform or comply with any of its obligations, covenants or agreements contained in the Merger Agreement required to be performed or complied with at or prior to the Determination Time, and such failure would reasonably be expected to have a Material Adverse Effect on the Company, provided that such failure to perform or comply with is incapable of being cured or has not been cured prior to the initial expiration date of the Offer (or such later date upon which the Offer shall expire in accordance with Section 2.01 of the Merger Agreement); or

          (e) the Company Board or any committee thereof shall have withdrawn or modified in a manner adverse to Geac or Purchaser (including by amendment of the Schedule 14D-9) its approval or recommendation of the Offer, the Merger or the Merger Agreement or recommended or approved any Acquisition Proposal, and, in the reasonable good faith judgment of Geac or Purchaser, the condition or event described in the foregoing paragraphs (a) through (e), regardless of the circumstances giving rise to such event or condition, makes it inadvisable to proceed with the Offer or the acceptance for payment of or payment for the Shares; provided, in any such case, that Purchaser and Geac have performed all of their respective obligations under
     Section 9.01 of the Merger Agreement.

     A public announcement may be made of a material change in, or waiver of, such conditions and the Offer may, in certain circumstances, be extended in connection with any such change or waiver. See Section 1.

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

16.  LEGAL MATTERS; REQUIRED REGULATORY APPROVALS

     Except as set forth in this Offer to Purchase, we are not aware of any licenses or regulatory permits that appear to be material to the business of the Company and its subsidiaries, taken as a whole, and that might be adversely affected by our acquisition of Shares (and the indirect acquisition of the stock of the Company's subsidiaries) in the Offer, or any filings, approvals or other actions by or with any domestic, foreign or supranational governmental authority or administrative or regulatory agency that would be required prior to our acquisition or ownership of the Shares (or the indirect acquisition of the stock of the Company's subsidiaries). Should any such approval or other action be required, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Company's or its subsidiaries' business, or that certain parts of the Company's or Geac's or any of their respective subsidiaries' business might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or action or in the event that such approvals were not obtained or such actions were not taken. Purchaser's obligation to purchase and pay for Shares is subject to certain conditions, including conditions with respect to governmental actions. See the Introduction and Section 15 for a description of certain conditions to the Offer, including with respect to litigation and governmental actions.

     State Takeover Laws. A number of states (including Michigan, where the Company is incorporated) have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in those states or that have substantial assets, security holders, principal executive offices or principal places of business in those states. To the extent that these state takeover statutes purport to apply to the Offer, we believe that such laws conflict with federal law and constitute an unconstitutional burden on interstate commerce. In the Merger Agreement, the Company represented to Geac and the Purchaser that:

     - the Company has taken all action necessary, if any, to exempt the Offer, the Merger and the Merger Agreement and the Transactions from the provisions of Section 775 through 784 of Michigan Law in order to render the provisions of such statutes requiring supermajority approval of certain business combinations inapplicable to Shares acquired by Geac, Purchaser or their respective affiliates pursuant to the Offer and the Merger;

     - the Company has taken all action necessary to opt out of Sections 790 through 799 of Michigan Law in order to render the provisions of such statutes restricting voting rights of "control shares" inapplicable to Shares acquired by Geac, Purchaser or their respective affiliates pursuant to the Offer and the Merger;

     - no other anti-takeover, control share acquisition, fair price, moratorium or other similar statute (each, a "Takeover Statute") applies or purports to apply to the Merger Agreement, the Offer, the Merger, the Voting Agreement, the Top-Up Option or the Transactions;

     - the Company has taken all action necessary to render the Rights inapplicable to the Transactions, including the Offer and the Merger; and

     - the Rights Agreement has been amended by all necessary action to (i) render the Rights Agreement inapplicable to the Merger Agreement, the Offer, the Merger, the Voting Agreement, the Top-Up Option and the Transactions, (ii) ensure that (x) none of Geac, Purchaser or their respective affiliates is an "Acquiring Person" (as defined in the Rights Agreement) by virtue of the execution, delivery, announcement or performance of the Merger Agreement, the Offer, the Merger, the Voting Agreement, the Top-Up Option or the Transactions and (y) none of a "Distribution Date", a "Share Acquisition Date", or a "Triggering Event" (as such terms are defined in the Rights Agreement) occurs by reason of the execution, delivery, announcement, consummation or performance of the Merger Agreement, the Offer, the Merger, the Voting Agreement, the Top-Up Option or the Transactions, and such amendment by its terms may not be further amended by the Company without the prior written consent of Geac in its sole discretion.

     Except as described herein, we have not attempted to comply with any state takeover statutes in connection with the Offer or the Merger. We reserve the right to challenge the validity or applicability of any state law allegedly applicable to the Offer or the Merger and nothing in this Offer to Purchase nor any action taken in connection with the Offer or the Merger is intended as a waiver of that right. In the event that any state takeover statute is found applicable to the Offer or the Merger, and it is not determined by an appropriate court that the statutes in question do not apply or are invalid as applied to the Offer, we may be required to file certain documents with, or receive approvals from, the relevant state authorities, and we may be unable to accept for payment or purchase Shares tendered in the Offer or be delayed in continuing or consummating the Offer. In that case, we may not be obligated to accept for purchase, or pay for, any Shares tendered. See Section 15.

     Antitrust. Under the HSR Act, and the rules and regulations that have been issued by the FTC, certain acquisition transactions may not be consummated until certain information and documentary material has been furnished for review by the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares pursuant to the Offer is, and the proposed Merger may be, subject to these requirements. Purchaser intends to file a Premerger Notification and Report Form with the Antitrust Division and the FTC in connection with the purchase of Shares pursuant to the Offer.

     Under the HSR Act, the purchase of Shares in the Offer may not be completed until the expiration of a 15-calendar-day waiting period following the filing by the Purchaser of the Premerger Notification and Report Form with the FTC and Antitrust Division, unless the waiting period is earlier terminated by the FTC and the Antitrust Division or we receive a Request for Additional Information and Documentary Material from the Antitrust Division or the FTC prior to that time. If either the FTC or the Antitrust Division were to issue a Request for Additional Information and Documentary Material to us, the waiting period with respect to the Offer would expire at 11:59 p.m., Eastern time, on the tenth calendar day after the date of our substantial compliance with that request. Thereafter, the waiting period could be extended only by court order or with our consent. The additional 10-calendar-day waiting period may be terminated sooner by the FTC and the Antitrust Division. Although the Company is required to file certain information and documentary material with the Antitrust Division and the FTC in connection with the Offer, neither the Company's failure to make those filings nor the issuance to the Company by the FTC or the Antitrust Division of a Request for Additional Information and Documentary Material will extend the waiting period with respect to the Offer.

     The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions, such as our acquisition of Shares in the Offer and the proposed Merger. At any time before or after our purchase of Shares, the Antitrust Division or the FTC could take such action under the antitrust laws that either deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares in the Offer, the divestiture of Shares purchased pursuant to the Offer or the divestiture of substantial assets of the Company or Geac or any of their respective subsidiaries. Private parties as well as state attorneys general may also bring legal actions under the antitrust laws under certain circumstances. See Section 15.

     State antitrust authorities and private parties in certain circumstances may bring legal action under the antitrust laws seeking to enjoin the Offer or the Merger or to impose conditions on the Offer or the Merger. See "Efforts" discussed above in Section 12.

     Geac and the Company each conduct operations in a number of foreign jurisdictions other than the U.S. and filings may have to be made with foreign governments under their respective pre-merger notification statutes. Where necessary, the parties intend to make such filings.

     In addition, Geac and the Company conduct operations in a number of other countries where regulatory filings or approvals may be required in connection with the consummation of the Merger.

17.  FEES AND EXPENSES

     We have retained Georgeson Shareholder Communications Inc. to act as the Information Agent and Georgeson Shareholder Securities Corporation to act as our Dealer Manager in connection with the Offer. We have agreed to pay Georgeson Shareholder Communications Inc. and Georgeson Shareholder Securities

Corporation reasonable and customary compensation for their services as Information Agent and Dealer Manager. The Dealer Manager may contact shareholders by personal interview, mail, e-mail, telephone, facsimile transmission, telegraph and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Shares. We have also agreed to reimburse each such firm for certain reasonable out-of-pocket expenses and to indemnify each such firm against certain liabilities in connection with their services, including certain liabilities under Federal securities laws.

     In addition, we have retained EquiServe Trust Company, N.A. as the Depositary. The Depositary has not been retained to make solicitations or recommendations in its role as Depositary. The Depositary will receive reasonable and customary compensation for its services in connection with the Offer, will be reimbursed for its reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith.

     Except as set forth above, we will not pay any fees or commissions to any broker, dealer or other person (other than the Information Agent and the Dealer Manager) for soliciting tenders of Shares pursuant to the Offer. We will reimburse brokers, dealers, commercial banks and trust companies and other nominees for customary clerical and mailing expenses incurred by them in forwarding materials to their customers.

18.  MISCELLANEOUS

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. However, we may, in our own discretion, take any action as we may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in those jurisdictions.

     In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on our behalf by the Dealer Manager or by one or more other registered brokers or dealers that are licensed under the laws of such jurisdiction.

     We have filed with the SEC a Tender Offer Statement on Schedule TO, together with exhibits, pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments to our Schedule TO. Our Schedule TO and any exhibits or amendments may be examined and copies may be obtained from the office of the SEC in the same manner as described in Section 8 with respect to information concerning the Company.

     We have not authorized any person to give any information or to make any representation on our behalf not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, you should not rely on any such information or representation as having been authorized. Neither the delivery of the Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of Geac, Purchaser, the Company or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

                                          CONDUCTOR ACQUISITION CORP.

July 1, 2003

                                   SCHEDULE I

                    DIRECTORS AND EXECUTIVE OFFICERS OF GEAC

     Set forth below are the name, present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of Geac. The business address of each director and executive officer employed by Geac is 11 Allstate Parkway, Suite 300, Markham, Ontario L3R 9T8, Canada. All executive officers and directors are citizens of the United States, except for Hema Anganu, C. Kent Jespersen, Pierre MacDonald and Robert L. Sillcox, who are citizens of Canada, Paul D. Birch and Timothy J. Wright, who are citizens of the United Kingdom, and Thomas I.A. Allen, Q.C., and Craig C. Thorburn, who are dual citizens of Canada and Ireland.

     Charles S. Jones was first elected to Geac's board of directors in September 1997. Mr. Jones has served as Chairman of Geac's board of directors since November 2000. Mr. Jones is the Chairman and co-founder of First Funding Corporation, an investment firm based in Stamford, Connecticut, where he has worked since 1984. Currently, Mr. Jones serves as a director of Farrel Corporation and a number of diverse companies, from an industrial equipment manufacturer to a computer games designer and publisher.

     Paul D. Birch has been Geac's President and Chief Executive Officer since December 2001. From July 2001 until December 2001, Mr. Birch served as Geac's Chief Operating Officer and Chief Financial Officer. He was elected to Geac's board of directors in September 2000. Mr. Birch also served as President of Geac Enterprise Solutions, Americas from May 2001 until August 2002. From March 2000 until he joined Geac as an executive, Mr. Birch was a director, Chief Operating Officer and Chief Financial Officer of Escher Group Limited, a provider of peer-to-peer messaging management solutions and services. From February 1991 to February 2000, prior to joining Escher, Mr. Birch was a director and Executive Vice-President of MRO Software, Inc., a US-based global software application developer and marketer. Prior to joining MRO, Mr. Birch served with PricewaterhouseCoopers in Boston, Massachusetts and Arthur Andersen in London, England.

     Hema Anganu was appointed Geac's Treasurer in September 1999. Prior to that appointment, Ms. Anganu served as Geac's Director, Financial Reporting & Analysis from 1998 to 1999, Controller, Corporate Finance from 1996 to 1998, and Manager, Corporate Finance from 1991 to 1996.

     Arthur Gitajn has served as Geac's Chief Financial Officer since December 2001. From May 2001 to December 2001, he was Geac's Vice President and Corporate Controller. Prior to that appointment, Mr. Gitajn was Vice President, Finance for North American Verticals from February 1999 to April 2001. Prior to joining Geac, he was Director of Financial and Information Technology Services for the City of Alexandria, Virginia, where he served from 1986 to 1999.

     Joyce Koenig has been Geac's Vice President, Strategic Financial Analysis, since she joined Geac in January 2002. Previously, Ms. Koenig worked at MRO Software, Inc. Most recently, Ms. Koenig served as Director, Financial Analysis & Purchasing at MRO, from 1996 to 2001.

     John L. Sherry, III has served as Geac's Senior Vice President, Marketing and Strategic Alliances since February 2002. Prior to joining Geac, he served in 2001 as Senior Vice President, Marketing and Business Development for ViryaNet, a publicly held software company providing workforce management solutions for field service operations. From 1999 to 2001, Mr. Sherry served as Vice President, Marketing for Excelergy, a venture backed company providing software to the deregulating energy and utilities industries. From 1996 to 1999, he served as Executive Director of Marketing for the Kenan Systems unit of Lucent Technologies.

     Craig C. Thorburn has served as Geac's Senior Vice President, Mergers & Acquisitions, and Corporate Secretary since December 2001. Mr. Thorburn has also been with the Toronto office of Blake, Cassels & Graydon LLP since 1985, where he became a partner in 1993 and where he continues his practice involving mergers and acquisitions, and business and regulatory law. Mr. Thorburn is also a director of Vivendi Universal Exchangeco Inc.

     James M. Travers joined Geac as Senior Vice President and President, Geac Enterprise Solutions Americas, in August 2002. Before joining Geac, Mr. Travers served from December 2000 to April 2001 as

Interim President and Chief Executive Officer of Agillion, Inc., a provider of real-time customer collaboration and content management solutions. From January 1995 until it was acquired by Peregrine Systems in June 2000, Mr. Travers served in several senior management positions, most recently as President and Chief Executive Officer, with Harbinger Corporation, a provider of e-commerce solutions.

     Timothy J. Wright was appointed as Geac's Senior Vice President, Chief Technology Officer and Chief Information Officer in January 2003. Prior to joining Geac, Mr. Wright served for just over three years as Senior Vice President, Chief Technology Officer and Chief Information Officer at Terra Lycos, a major provider of Internet access and content to several million subscribers worldwide. Prior to working at Terra Lycos, Mr. Wright spent seven years at The Learning Company, a major provider of consumer and education software, until it was acquired by Mattel in mid-1999.

     Thomas I. A. Allen, Q.C. was first elected to Geac's board of directors in September 1999. He is the Chairman of the Accounting Standards Oversight Council of Canada and is a member of the Advisory Board of the Office of the Superintendent of Financial Institutions of Canada. Mr. Allen has been a partner at the law firm of Ogilvy Renault since October 1996. Mr. Allen is a director of the following public corporations: Bema Gold Corporation, YM Biosciences Inc., Middlefield Bancorp Limited, Mundoro Mining Inc., and Unisphere Waste Conversion Limited.

     David Friend has been one of Geac's directors since October 2001. Mr. Friend is the Chairman of Sonexis, Inc., a telecommunications software and platform provider, a company he founded in June 1999. Prior to founding Sonexis, he was the Chairman and co-founder of FaxNet Corporation, a supplier of messaging services to the telecommunications industry, where he served from January 1995 to May 1999. Prior to founding FaxNet, Mr. Friend founded Pilot Software, Inc., a software company based in Cambridge, Massachusetts, where he served from November 1983 to November 1994. Mr. Friend is an active venture investor and serves on the board of directors of HealthGate Data Systems, Inc.

     C. Kent Jespersen was first elected to Geac's board of directors in October 2001. Mr. Jespersen has been the Chairman of La Jolla Resources International Ltd., an international business advisory and investment company, since 1998. From 1994 to 1998, Mr. Jespersen held the positions of President of NOVA Gas International Ltd., President and Chief Executive Officer Elect of NOVA Energy Services, President of NOVA Gas Services Ltd., and Senior Vice President, Corporate Development of NOVA Corporation. Mr. Jespersen currently serves as the Chairman of the board of directors of CCR Technologies Ltd. and is Chairman Emeritus of Institute of the Americas of La Jolla, California. He also serves as a director of Telesystems International Wireless Inc., Axia NetMedia Corporation, Bow Valley Energy Ltd., Matrikon, Inc. and Ryan Energy Ltd. Technologies Inc.

     Pierre MacDonald was first elected to Geac's board of directors in September 1999. Since March 1995, Mr. MacDonald has served as Chairman and Chief Executive Officer of MacD Consult Inc., a group of consultants in international finance and marketing. Since May 2000, Mr. MacDonald has served as the Vice-Chairman of the board of directors of the Export Development Corporation, a Crown corporation that operates as a financial institution devoted exclusively to providing trade finance services in support of Canadian exporters and investors in up to 200 countries. Mr. MacDonald began serving as a director of Export Development Corporation in August 1995. He also serves as a director of AEterna Laboratories Inc., AIM Canada Fund Inc., AIM Global Fund Inc., Slater Steel Inc. and Sodisco-Howden Group Inc.

     Michael D. Marvin was appointed to Geac's board of directors in August 2001. Mr. Marvin is the founder and Chairman Emeritus of MapInfo Corporation, a software technology company specializing in location based solutions and services that help businesses better understand their customers and markets. Mr. Marvin was the Chairman of MapInfo from 1992 until January 2001.

     William G. Nelson was first elected to Geac's board of directors in September 1988. He served as Chairman of Geac's board of directors from June 1996 to October 2000, and as Geac's President and Chief Executive Officer from September 1996 to April 1999. Mr. Nelson has served as Chief Executive Officer of Clarendon Capital Inc., an investment banking and consulting firm, since June 1995. Mr. Nelson has been the Chairman of the board of directors of Harris Business Group, Inc. since 1990 and the Chairman of the board of directors of Repository Technologies Inc., a computer software company, since 1999. Mr. Nelson is also a director of Manugistics Group, Inc., a provider of intelligent supply chain optimization solutions for enterprises and evolving eBusiness trading networks, HealthGate Data Corp., a provider of eHealth Internet solutions for hospitals and healthcare enterprises, and Catalyst International Inc., a global provider of software and services for warehouse management.

     Robert L. Sillcox was appointed to Geac's board of directors in August 2001. Mr. Sillcox is the Chairman of Quant Investment Strategies Inc., an investment firm specializing in providing quantitative investment strategies to institutions. He has held this position since he co-founded the firm in 1998. Mr. Sillcox is currently also a director of a Canadian chartered bank, Glenmount International, L.P.I., an industrial technology private equity partnership, and Helpcaster Technologies Inc., a software technology company.

                                  SCHEDULE II

                 DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER

     Set forth below are the name, business address and present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of Purchaser. The business address of each director and executive officer employed by Purchaser is 11 Allstate Parkway, Suite 300, Markham, Ontario L3R 9T8, Canada. Charles S. Jones is a citizen of the United States, Paul D. Birch is a citizen of the United Kingdom and Ruth Klein is a citizen of Canada.

     Paul D. Birch is a director of Purchaser and President, Chief Executive Officer and Treasurer of Purchaser. (See Summary in Schedule I.)

     Charles S. Jones is Chairman of the board of directors of Purchaser. (See Summary in Schedule I.)

     Ruth Klein is Secretary of Purchaser. Ms. Klein was appointed Geac's Vice President, Legal Affairs, in 2002. Prior to that appointment, Ms. Klein served as Geac's Assistant General Counsel from 1996 to 2002.

                                  SCHEDULE III

                SHARES OR OTHER EQUITY SECURITIES OF THE COMPANY
                    BENEFICIALLY OWNED BY PURCHASER AND GEAC

     Neither Purchaser nor Geac, nor any of their respective executive officers, directors and subsidiaries, beneficially owns any Shares.

                                      III-1

     Copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each Holder who wishes to tender his Shares in the Offer or his broker, dealer, commercial bank, trust company or other nominee to the Depositary, at the addresses set forth below:

                        The Depositary for the Offer is:

                         EQUISERVE TRUST COMPANY, N.A.

     By First Class Mail:           By Certified or Express                By Hand:
                                           Delivery:
    EquiServe Trust Company         EquiServe Trust Company         EquiServe Trust Company
    Attn: Corporate Actions         Attn: Corporate Actions      c/o Securities and Transfer &
     Post Office Box 43014             150 Royall Street           Reporting Services, Inc.
   Providence, RI 02940-3014           Canton, MA 02021          100 Williams Street Galleria
                                                                      New York, NY 10038

     Any questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and the Guidelines for Certification of Taxpayer Identification on Substitute Form W-9 may be directed to the Information Agent at the address and telephone numbers set forth below. Holders of Shares may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                          (GEORGESON SHAREHOLDER LOGO)

                   GEORGESON SHAREHOLDER COMMUNICATIONS INC.
                         17 State Street -- 10th Floor
                               New York, NY 10004

                           Toll Free: (800) 286-9178
                       Banks and Brokers: (212) 440-9800

                      The Dealer Manager for the Offer is:

                  GEORGESON SHAREHOLDER SECURITIES CORPORATION
                         17 State Street -- 10th Floor
                               New York, NY 10004

                           Toll Free: (800) 445-1790
                       Banks and Brokers: (212) 440-9800